Exhibit 4.2
THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
By and Between
TYLER TECHNOLOGIES, INC.
and
BANK OF TEXAS, N.A.
as Lender
Dated as of October 19, 2009

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TABLE OF CONTENTS

Page
Section 11.16. Relationship of the Parties	41
Section 11.17. Certain Matters of Construction	42
Section 11.18. USA Patriot Act Notice	42
Section 11.19. FINAL AGREEMENT	42

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THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
     Tyler Technologies, Inc. a Delaware corporation (“Borrower”) and Bank of Texas, N.A., a national banking association (“Lender”), hereby agree as follows:
WITNESSETH:
     WHEREAS, Borrower and Lender entered into that certain Second Amended and Restated Credit Agreement dated October 20, 2008 (the “Existing Agreement”), in which Bank of Texas committed to provide a revolving credit loan and a letter of credit facility to Borrower; and
     WHEREAS, the maturity date under the Existing Agreement is October 19, 2009; and
     WHEREAS, Borrower has requested that Lender renew and extend the letter of credit and revolving credit loan to Borrower; and
     WHEREAS, Lender has agreed to such request on the terms and conditions herein contained.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     As used herein, the following words and terms shall have the respective meanings indicated opposite each of them:
     “Accounts Receivable” shall mean all of Borrower’s and Guarantors’ accounts, instruments, contract rights, chattel paper, documents, and general intangibles arising from the sale of goods and/or the rendition of services by Borrower or any Guarantor in the ordinary course of business, and the proceeds thereof and all security and guaranties therefor, whether now existing or hereafter created, and all returned, reclaimed or repossessed goods, and all books and records pertaining to the foregoing.
     “Acquisition” shall mean any transaction or series of related transactions in which Borrower acquires all or substantially all of the stock or other equity interests in, or all or substantially all of the assets of, any Person or, in the case of a Person that is a corporation or other business entity, any division thereof.
     “Additional Costs” shall mean, with respect to any Rate Period in the case of any LIBOR Rate Portion, all costs, losses or payments, as reasonably determined by Lender in its sole and absolute discretion, that Lender incurs, suffers or makes by reason of any increase in the cost to Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Portion because
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

of or arising from (a) the introduction of, or any change in or in the interpretation or administration of, any law or regulation or (b) the compliance with any request from any central bank or other Governmental Authority (whether or not having the force of law).
     “Adjusted LIBOR Rate” shall mean with respect to a LIBOR Rate Portion on the first day of the Rate Period, a rate per annum equal to the sum of (a) the quotient of (i) the LIBOR Rate on the first day of the Rate Period, divided by (ii) the remainder of 1.00 minus the LIBOR Reserve Requirement, if any, on the first day of the Rate Period, plus (b) the FDIC Percentage in effect on first day of the Rate Period, together with any additional impositions, assessments, fees or surcharges that may be imposed on Lender (expressed as a percentage), to the extent such impositions, assessments, fees or surcharges are not reflected in the FDIC Percentage or the LIBOR Reserve Requirement and are generally imposed on banks with capitalization and supervisory risk factors comparable to Lender, plus (c) the Applicable Margin.
     “Advance” means a borrowing under the Revolving Commitment, (a) made by Lender on a Borrowing Date, or (b) converted or continued by Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of Advances of the same Type and for the same Rate Period.
     “Affiliate” shall mean any Person controlled by, controlling or under common control with Borrower.
     “Agreement” shall mean this Third Amended and Restated Credit Agreement, as the same may be amended, modified or supplemented from time to time.
     “Applicable Margin” means the margin related to Base Rate Portions or LIBOR Rate Portions, as applicable, as set forth in Schedule I attached hereto.
     “Authorized Officer” shall mean, as to any Person, the Chairman, the President, Chief Executive Officer, Chief Financial Officer, Vice President, Treasurer or other officer duly authorized by the board of directors of such Person.
     “Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended, and any successor statute.
     “Base Rate” means (a) WSJ Prime, minus (b) the Applicable Margin.
     “Base Rate Portion” shall mean any Loan which bears interest at the Base Rate.
     “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
     “Borrowing Date” shall mean a date upon which Borrower has an Advance delivered pursuant to Section 2.2(a) or a Letter of Credit issued pursuant to Section 2.2(b).
     “Business Day” shall mean a day when Lender is open for business, provided that, if the applicable Business Day relates to any LIBOR Rate Portion, it shall mean a day when Lender is open for business and on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     “Capital Expenditures” means, for the preceding two (2) fiscal quarters, multiplied by (2), the expenditures of any Person which are capitalized on the balance sheet of such Person in accordance with GAAP (including that portion of Capitalized Lease Obligations which should be capitalized on a balance sheet of such Person in accordance with GAAP) and which are made in connection with the purchase, construction or improvement of items properly classified on such balance sheet as property, plant, equipment or other fixed assets or intangibles.
     “Capitalized Lease” means, as to any Person, a lease of (or other agreement conveying the right to use) real and/or personal property to such Person as lessee, with respect to which the obligations of such Person to pay rent or other amounts are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).
     “Capitalized Lease Obligations” means, as to any Person, the obligation of such Person to pay rent or other amounts under a Capitalized Lease and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.
     “Cash Collateralize” shall have the meaning set forth in Section 2.2(d)(iii).
     “Cash Peg” means the cash peg for working capital which equals $4,000,000, at all times.
     “Closing Date” shall mean the date on which each of the conditions set forth in Section 7.1 have been satisfied.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.
     “Collateral” shall have the meaning set forth in the Security Agreements, the Pledge Agreements and any other Loan Document which grants a Lien in favor of Lender as security for the Obligations.
     “Contingent Obligation” shall mean, with respect of any Person, any obligation of such Person guaranteeing or intended to guarantee any Debt or other obligation (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that notwithstanding the foregoing, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

course of business. The amount of any Contingent Obligation of any Person shall be the amount of the primary obligation or such lesser amount to which the maximum exposure of such Person shall have been specifically limited.
     “Contribution Agreement” means the contribution agreement, if any, to be executed by each Guarantor in favor of the other Guarantors and approved by Lender, as required by this Agreement and as it may from time to time be renewed, extended, amended and restated.
     “Conversion/Continuation Date” shall have the meaning set forth in Section 3.1(b).
     “Credit Period” shall mean the period commencing on the Closing Date and ending on the Maturity Date, or such earlier date of termination of Lender’s obligation to make Advances or issue Letters of Credit hereunder.
     “Current Maturities” shall mean, with respect to any Person, on any date of calculation, the current liabilities of such Person attributable to the principal portion of its long-term debt, determined in accordance with GAAP for the coming twelve (12) months.
     “Debt” shall mean, with respect to any Person at any time, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services purchased, excluding trade accounts payable within 120 days after the creation thereof, (b) all indebtedness of others for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person, (c) Capitalized Lease Obligations, (d) all obligations payable out of the proceeds of production from property of such Person, whether or not the obligation secured thereby shall have been assumed by such Person, and (e) Contingent Obligations of such Person.
     “Default” shall mean any of the events specified in Section 10.1, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
     “Dollars” and “$” shall mean lawful currency of the United States of America.
     “Distribution” by any Person, shall mean (a) with respect to any stock issued by such Person or any partnership or joint venture interest of such person, the retirement, redemption, repurchase, or other acquisition for value of such stock, partnership or joint venture interest, (b) the declaration or payment (without duplication) of any dividend or other distribution, whether monetary or in kind, on or with respect to any stock, partnership or joint venture of any Person, and (c) any other payment or distribution of assets of a similar nature or in respect of an equity investment.
     “EBITDA” shall mean, based on trailing two quarters, multiplied by two (2), determined in accordance with GAAP for Borrower and its Subsidiaries on a consolidated basis, the sum of net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus depreciation, plus amortization, plus interest expense, plus any other non-cash expenses, each as deducted in determining such net income. The calculation of EBITDA shall
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

include any new Subsidiary acquired by Borrower in an Acquisition, as long as Lender has received and reviewed audited consolidated financial statements for such Subsidiary, and all notes thereto, including a balance sheet and statements of income, retained earnings and cash flows, all prepared in conformity with GAAP on a consolidated basis and accompanied by a report and unqualified opinion of an independent certified public accountants satisfactory to Lender stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such financial statements present fairly, in all material respects, such new Subsidiary’s financial position as of their date and the results of such new Subsidiary’s operations and cash flows for the period covered, in conformity with GAAP. The calculation of EBITDA may include any new Subsidiary without the audited financial statements and opinion required by the preceding sentence only with the express written consent of Lender.
     “Environmental Laws” shall mean any and all Governmental Requirements relating to: (a) the environment, which includes, without limitation, ambient air, surface water, ground water, land surface or subsurface strata; (b) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; or (c) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
     “ERISA” shall have the meaning set forth in Section 6.14.
     “Event of Default” shall mean any of the events specified in Section 10.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
     “Expiration Date” shall mean the last day of a Rate Period.
     “FDIC Percentage” shall mean, on any day, the net assessment rate (expressed as a percentage rounded to the next highest 1/100 of 1%), if any, which is in effect on such day (under the regulations of the Federal Deposit Insurance Corporation or any successor) for determining the assessments paid by Lender to the Federal Deposit Insurance Corporation (or any successor) for insuring Eurocurrency deposits made in Dollars at Lender’s principal offices. Each determination of said percentage made by Lender shall, in the absence of manifest error, be binding and conclusive.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by the Lender.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     “Fixed Charge Coverage” shall mean the ratio of (i) EBITDA, less cash paid for Taxes for the preceding two (2) quarters multiplied by two (2), and less Capital Expenditures (excluding such Capital Expenditures identified on Schedule II incurred on or before September 30, 2009), to (ii) the sum of Current Maturities, plus Interest Expense, plus the Current Maturities of Capitalized Lease Obligations (without duplication of Interest Expense) plus Phantom Amortization.
     “Funded Debt” shall mean all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term Debt, and unfunded commitments under any outstanding letters of credit, excluding Cash Collateralized Letters of Credit.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which principles are applicable to the circumstances in question as of the date of determination, except as to the financial statements delivered pursuant to Section 8.1(b), subject to (a) changes resulting from year-end adjustments and (b) any non-conformity with such generally accepted accounting principles as a result of the absence of any footnotes required by such generally accepted accounting principles.
     “Governmental Authority” shall mean any government, any state or other political subdivision thereof, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, franchise, permit, certificate, license, award, authorization or other direction, guideline, or requirement of any Governmental Authority, including, without limitation, any requirement under common law.
     “Guarantor” shall mean each Subsidiary executing a Guaranty of the Obligations in favor of Lender.
     “Guaranty” shall mean the continuing guaranty of payment and performance of the Obligations, to be executed by each existing Guarantor in favor Lender pursuant to Section 9.4, as it may from time to time be renewed, extended, amended or restated.
     “Highest Lawful Rate” shall mean, with respect to Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Loan and Note or on other amounts, if any, due to Lender pursuant to this Agreement or any other Loan Document, under laws applicable to Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. At all times, if any, as Chapter 303 (“Chapter 303”) of the Texas Finance Code, shall establish the Highest Lawful Rate for any purpose under this Agreement or any other Loan Document, the Highest Lawful Rate shall be the “indicated rate ceiling” as defined in Chapter 303 from time to time in effect. To the extent required by applicable law in determining the Highest Lawful Rate with respect to Lender as of any date,
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

there shall be taken into account the aggregate amount of all payments and charges theretofore charged, reserved or received by Lender hereunder or under the other Loan Documents which constitute or are deemed to constitute interest under applicable law.
     “incur” (including the correlative terms “incurred,” “incurring,” “incurs” and “incurrence”), when used with respect to any Debt, shall mean create, incur, assume, guarantee or in any manner become liable in respect of such Debt.
     “Indemnified Parties” shall have the meaning set forth in Section 11.13.
     “Interest Expense” shall mean for the previous two (2) quarters multiplied by two (2), without duplication, the aggregate of all interest expense, all prepayment charges and all amortization of debt discount and expense, including, without limitation, all net amounts payable (or receivable) under Interest Rate Agreements and all interest expense attributable to Capitalized Leases, in each instance determined in accordance with GAAP.
     “Interest Payment Date” shall mean (a) as to any Base Rate Portion, the fifteenth of each month, beginning with November 15, 2009 (or if any such date is not a Business Day, then the next succeeding Business Day); (b) as to any LIBOR Rate Portion in which the Rate Period with respect thereto is one month, the date on which such Rate Period ends; and (c) as to any LIBOR Rate Portion in which the Rate Period with respect thereto is greater than one month, the date on which each month during such Rate Period ends, and the date on which such Rate Period ends.
     “Interest Rate Agreement” shall mean an interest rate swap agreement, interest rate cap agreement or similar arrangement.
     “Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, or any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” shall have the meaning set forth in the first paragraph of this Agreement.
     “Letter of Credit” shall mean a letter of credit issued for the account of Borrower (or a Guarantor designated by Borrower) upon application by Borrower pursuant to Section 2.2(b) and the other terms and conditions of this Agreement.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     “Letter of Credit Commitment” shall mean the obligation of Lender to issue Letters of Credit pursuant to this Agreement in an aggregate amount of principal outstanding at any time not to exceed $10,000,000, as the same may be increased with the express written consent of Lender or decreased pursuant to the terms of this Agreement.
     “Letter of Credit Exposure” shall mean the aggregate of the undrawn portion of each Letter of Credit outstanding at any time.
     “Letter of Credit Expiration Date” shall mean the date that is 364 days from the date of this Agreement.
     “Letter of Credit Margin” shall mean the fee applicable to Letters of Credit as set forth on Schedule I hereto.
     “LIBOR Rate” shall mean the rate of interest determined by Lender at which deposits in Dollars for the relevant Rate Period and comparable in amount to the LIBOR Rate Portion in question are offered based on information presented on the Telerate Screen as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Rate Period; provided, that if at least two such offered rates appear on the Telerate Screen in respect of such Rate Period, the arithmetic mean of all such rates (as determined by Lender) will be the rate used; provided, further, that if Telerate ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Lender at which deposits in Dollars are offered for the relevant Rate Period by Lender (or its successor) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 A.M. (London time) on the first day of such Rate Period.
     “LIBOR Rate Portion” shall mean that portion or portion of the Loan which bears interest at the Adjusted LIBOR Rate.
     “LIBOR Reserve Requirement” shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such date, if any, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender (including, without limitation, basic supplemental, marginal and emergency reserves) under Regulation D with respect to “Eurocurrency liabilities” as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or, if reserves for Eurocurrency liabilities are not separately stated in such regulations, the other applicable category of liabilities which includes deposits by reference to which the interest rate on a LIBOR Rate Portion is determined). Each determination by Lender of the LIBOR Reserve Requirement, shall, in the absence of manifest error, be conclusive and binding.
     “Lien” shall mean (a) any interest in property (whether real, personal or mixed and whether tangible or intangible) which secures the payment of Debt or an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from (and irrespective of whether created by such owner or another Person) a mortgage, charge,
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

pledge, security agreement, conditional sale, Capitalized Lease or trust receipt, or arising from a lease, consignment or bailment given for security purposes, and (b) any exception to or defect in the title to or ownership interest in such property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way and restrictive covenants (other than minor exceptions to or irregularities in the title or ownership interest in such property which do not materially impair the use of such property for its intended purpose).
     “Loan” shall mean the revolving line of credit in the maximum amount of the Revolving Commitment and the letter of credit facility in the maximum amount of the Letter of Credit Commitment, each to be funded by Lender to Borrower pursuant to the term of this Agreement as the same may be renewed or extended or increased (with the prior written consent of Lender) from time to time.
     “Loan Documents” shall mean this Agreement, the Note, the Guaranties, the Security Agreements, and all instruments, certificates and agreements now or hereafter executed or delivered to Lender pursuant to any of the foregoing and the transactions connected therewith, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     “Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, business, properties, assets, or operations of Borrower and its Subsidiaries on a consolidated basis, (b) the ability of Borrower and the Guarantors, on a consolidated basis, to repay the Obligations, (c) the ability of Borrower or any Guarantor to perform on a timely basis any other obligations under this Agreement or any other Loan Document to which it is a party, (d) the validity or enforceability of any Loan Document or (e) the rights and remedies of Lender under any Loan Document.
     “Maturity Date” shall mean October 18, 2010.
     “Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” shall mean the mortgage or deed of trust executed by Borrower to or for the benefit of Lender, evidencing the lien granted by Borrower to or for the benefit of Lender in the real property more particularly set forth therein securing the Obligations.
     “Net Cash Position” means unrestricted cash minus the Cash Peg minus Funded Debt, but in no event less than zero.
     “Note” shall mean the promissory note or notes executed by Borrower in favor of Lender evidencing the obligation to repay the Loan, substantially in the form of Exhibit A, together with any renewals, extensions, modifications or amendments of the forgoing.
     “Notice of Borrowing” shall have the meaning set forth in Section 2.2(a).
     “Notice of Rate Change/Continuation” shall have the meaning set forth in Section 3.1(b).
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     “Obligations” shall mean the Loan and all of the other obligations of Borrower and the Subsidiaries now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.
     “Officer’s Certificate” shall mean a certificate signed in the name of Borrower by an Authorized Officer.
     “Other Taxes” shall have the meaning set forth in Section 4.7(b).
     “PBGC” shall have the meaning set forth in Section 6.14.
     “Permitted Acquisition” shall mean an Acquisition which is agreed to by Borrower and the other party thereto with respect to which (a) the consideration paid by Borrower or any Subsidiary (whether in cash, by issuance of Subordinated Debt permitted under Section 9.1, by issuance of stock, by assumption of Debt or otherwise and including the value of any management, consulting, purchase or required performance agreement by Borrower or any Subsidiary in connection therewith), does not exceed, (i) for any single Acquisition, $10,000,000, (ii) in the aggregate for all Acquisitions from the date hereof through the remainder of Borrower’s fiscal year 2009, $10,000,000, and (iii) in the aggregate for all Acquisitions in any given fiscal year, beginning with Borrower’s fiscal year 2010, $20,000,000, and (b) Borrower has caused to be subordinate to the payment of the Obligations and unsecured, any Debt Borrower issues in connection with such Acquisition, and (c) Borrower has paid any Debt assumed in connection with such Acquisition unless such Debt is permitted under Section 9.1.
     “Permitted Distribution” shall mean, with respect to the stock of Borrower, the repurchase of such stock by Borrower in an aggregate amount not to exceed (a) $5,000,000 from the date hereof through the remainder of Borrower’s fiscal year 2009, and (b) beginning with Borrower’s fiscal year 2010, and for each fiscal year of Borrower thereafter, (i) $15,000,000, plus (ii) the lesser of (1) $15,000,000, or (2) Borrower’s Net Cash Position. At no time shall Borrower use more than $15,000,000 in proceeds obtained under the Revolving Commitment to repurchase Borrower’s stock. The amount of Borrower’s Net Cash Position shall be as reported at the end of each of Borrower’s fiscal quarters and the limitation related thereto shall be applicable to Borrower’s fiscal quarter immediately following the reported fiscal quarter.
     “Permitted Investments” shall mean (a) obligations, with a maturity of less than two years, with the full faith and credit of the United States of America, (b) direct obligations of any state of the United States, or municipality therein, rated in one of the two top classifications by S&P or Moody’s and maturing within one year from date of acquisition, (c) certificates of deposit, eurodollar time deposits or banker’s acceptances, maturing within two years from date of acquisition, issued by (1) Lender, or (2) any United States commercial bank having capital, surplus and undivided profits aggregating not less than $100 million and whose (or whose parent corporation’s) unsecured long-term debt is rated in one of the two top classifications by S&P or Moody’s, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper of any United States corporation with a maturity of less than 270 days from date of acquisition and which is rated in one of the two top classifications by S&P or Moody’s, (f) indebtedness of any
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

United States corporation with a maturity of less than 270 days from date of acquisition and which is (1) evidenced by bonds, notes, debentures or other instruments issued and authenticated under an indenture qualified under the Trust Indenture Act of 1939, as amended, and (2) rated in one of the two top classifications by S&P or Moody’s, (g) investments in money market or mutual funds at least ninety percent (90%) of the assets of which constitute Dollars or investments in securities of the type described in clauses (a) through (f) above (without regard to maturities), (h) Investments in money market or mutual funds (other than those described in clause (g) above) acquired through and maintained in an account with Lender or any Person controlled by, controlling or under common control with Lender, (i) Investments in wholly-owned Subsidiaries of Borrower, so long as Borrower has complied with the requirements of Section 9.4 with respect thereto, (j) expense advances to employees in the ordinary course of business for travel and lodging not to exceed $100,000 in the aggregate at any time outstanding, (k) Investments in demand deposit accounts maintained with FDIC member banks, and (l) Investments outstanding on the date of this Agreement that are disclosed in Schedule 9.10.
     “Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.
     “Phantom Amortization” the payments of principal that would be due during the twelve (12) months immediately following the applicable calculation period, assuming (i) a loan balance equal to the outstanding balance of the Revolving Commitment on the last day of the calculation period, and (ii) amortization of such principal indebtedness over a three (3) year amortization period.
     “Pledge Agreement” shall mean the Pledge Agreement or Pledge Agreements executed by Borrower and any applicable Subsidiary, by which Borrower or such applicable Subsidiary pledges to Lender a security interest in all of the stock or other equity interests of the Subsidiaries.
     “Rate Period” shall mean the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Portion which shall be a one, two or three month period of time, commencing with the Borrowing Date or the Expiration Date of the immediately preceding Rate Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 3.1(b) as Borrower may specify in a Notice of Borrowing or Notice of Rate Change/Continuation, subject, however, to the early termination provisions of Section 3.2(a) relating to any LIBOR Rate Portion; provided, however, that: (i) any Rate Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Rate Period shall end on the next preceding Business Day, and (ii) no Rate Period shall extend beyond the Maturity Date.
     “Revolving Commitment” shall mean the obligation of Lender to make Advances or issue Letters of Credit pursuant to this Agreement in an aggregate amount of principal outstanding at any time not to exceed $25,000,000, as the same may be increased with the express written consent of Lender or decreased pursuant to the terms of this Agreement.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     “S&P” shall mean Standard & Poor’s Rating Group and any successor thereto.
     “Security Agreements” shall mean (a) that certain Amended and Restated Security Agreement, dated as of October 20, 2008 executed by Borrower in favor of Lender, as amended from time to time, and (b) any Security Agreement executed by a Subsidiary in favor of Lender.
     “Subordinated Debt” shall mean any Debt of Borrower (a) unsecured, and (b) subordinated to payment of the Obligations in form and substance satisfactory to Lender.
     “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, association, bank or other business entity of which 50% or more of the total voting power of shares of stock or other indicia of equity rights entitled to vote in the election of directors, managers, general partners, trustees or other members of the governing body thereof is at the time directly or indirectly owned by Borrower or any Subsidiary.
     “Taxes” shall have the meaning set forth in Section 4.7(a).
     “Total Liabilities” shall mean and include without duplication (a) all items which in accordance with GAAP would be included on the liability side of a consolidated balance sheet of Borrower on the date as of which Total Liabilities is to be determined (excluding capital stock surplus, surplus reserves and deferred credits), (b) all Contingent Obligations, (c) all Debt secured by any Lien existing on any interest of Borrower or any Subsidiary in property owned subject to such lien whether or not the Debt secured thereby shall have been assumed, and (d) all leases sold by a Borrower or any Subsidiary with recourse to Borrower or any Subsidiary, provided that such term shall not mean or include any Debt in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Debt may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to Lender, in trust and on a fully perfected basis, for the payment thereof.
     “Total Outstandings” means the sum of (a) the aggregate amount of all Advances, plus (b) the aggregate amount of all Letter of Credit Exposure.
     “Type” shall mean any Base Rate Portion or any LIBOR Rate Portion.
     “WSJ Prime” means the variable rate of interest published from day to day in the Money Rates Section of the Wall Street Journal as the highest rate shown as the “Prime Rate” on corporate loans at large United States money center commercial banks; provided that, if the Wall Street Journal shall discontinue publication of that rate, Payee shall select a substitute rate in Payee’s reasonable discretion.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

ARTICLE II
THE CREDIT FACILITY
Section 2.1. Commitment.
     (a) Revolving Line of Credit. Upon the terms and conditions and relying upon the representations and warranties set forth herein and in the other Loan Documents, Lender agrees to make revolving Advances to Borrower from time to time in amounts not to exceed the maximum amount of the Commitment. Within such limits and during such period and subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Advances hereunder at any time prior to the Maturity Date.
     (b) Letters of Credit. Subject to the terms and conditions set forth herein, Lender agrees (1) to issue Letters of Credit for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until (i) with regard to Letters of Credit issued under the Revolving Commitment, the Maturity Date, and (ii) with regard to Letters of Credit issued under the Letter of Credit Commitment, the Letter of Credit Expiration Date, and (2) to honor drafts under the Letters of Credit; provided that Lender shall not be obligated to issue any Letter of Credit if as of the date of such issuance, (x) the aggregate amount of all Letter of Credit Exposure with regard to Letters of Credit issued under the Revolving Commitment would exceed the amount available under the Revolving Commitment, or (y) the outstanding amount of the Letter of Credit Exposure with regard to Letters of Credit issued under the Letter of Credit Commitment would exceed the amount available under the Letter of Credit Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All amounts Lender is required to advance under any Letter of Credit issued under the Revolving Commitment shall be deemed an Advance hereunder and shall bear interest as provided herein. Borrower shall be liable for all costs and expenses, including, but not limited to, attorney’s fees and court costs, relating to such Letter of Credit, or any action related to such Letter of Credit, incurred by Lender in connection with such Letter of Credit.
     (c) Promissory Notes. Borrower shall execute and deliver to Lender (i) a Note, which shall be dated the Closing Date, in the principal amount of the Revolving Commitment, and payable to Lender as provided in the Note and in this Agreement, and (ii) a Note, which shall be dated the Closing Date, in the principal amount of the Letter of Credit Commitment, and payable to Lender as provided in the Note and in this Agreement. Each Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at the rate per annum determined as specified in Section 3.1, payable on each Interest Payment Date and on the Maturity Date, commencing with the first Interest Payment Date following the date of such Note.
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     (d) Termination of Commitment. The outstanding principal balance of each Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date. The Revolving Commitment shall terminate on the Maturity Date and, after such date, Lender shall have no obligation hereunder to make Advances or to issue Letters of Credit under the Revolving Commitment. The Letter of Credit Commitment shall terminate on the Letter of Credit Expiration Date, and, after such date, Letter of Credit Issuer shall have no obligation hereunder to issue Letters of Credit under the Letter of Credit Commitment.
     (e) Use of Proceeds. All Advances and Letters of Credit made or issued pursuant to this Agreement shall be used solely for working capital needs of Borrower and its Subsidiaries and for Acquisitions and the repurchase by Borrower of issued and outstanding shares of Borrower’s stock.
Section 2.2. Borrowing Procedure.
     (a) Amounts; Method of Borrowing. Each Advance by Borrower hereunder shall be (i) in the case of a borrowing consisting of a LIBOR Rate Portion, in an aggregate amount of not less than $500,000 or an integral multiple of $250,000 in excess thereof; or (ii) in the case of a borrowing consisting of a Base Rate Portion, in an aggregate amount of not less than $250,000. Each Advance by Borrower shall be made upon prior written notice from Borrower to Lender in the form of Exhibit B-1 hereto (a “Notice of Borrowing”), delivered to Lender not later than 10:00 a.m. (Dallas, Texas time) (i) on the third Business Day prior to the Borrowing Date, if such borrowing consists of a LIBOR Rate Portion; and (ii) on the Borrowing Date, if such borrowing consists of a Base Rate Portion. Each Notice of Borrowing shall be irrevocable and shall specify (i) the amount of the proposed borrowing and of each LIBOR Rate Portion and/or Base Rate Portion comprising a part thereof; (ii) the Borrowing Date; (iii) with respect to any LIBOR Rate Portion, the Rate Period with respect to each such LIBOR Rate Portion and the Expiration Date of each such Rate Period; and (iv) the demand deposit account of Borrower at Lender in which the proceeds of the borrowing are to be deposited. Delivery of any Notice of Borrowing to Lender shall constitute a representation by Borrower that the representations and warranties made by Borrower under the Loan Documents are true and correct as of the date of delivery of such Notice of Borrowing.
     (b) Method of Issuing Letters of Credit. Not less than five (5) Business Days prior to the requested date of issuance of any Letter of Credit, Borrower shall execute and deliver to Lender the customary letter of credit application and agreement in the form of Exhibit B-2 hereto (a “LOC Application”). Nothing in this Agreement shall prohibit Letter of Credit Issuer from modifying the form of the LOC Application in effect from time to time in connection with the issuance of any Letter of Credit. In the event of a direct conflict between the provisions of the LOC Application and this Agreement, the provisions of this Agreement shall govern. In no event shall a Letter of Credit have an expiration date which is later than the earlier of (i) with regard to Letters of Credit issued under the Revolving Commitment, (1) the fifth Business Day prior to the Maturity Date and (2) one year after its issuance, unless Borrower shall have deposited with Lender cash collateral satisfactory to Lender in an aggregate amount equal to the Letter of Credit
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Exposure for such Letter of Credit, and (ii) with regard to Letters of Credit issued under the Letter of Credit Commitment, (1) the fifth Business Day prior to the Letter of Credit Expiration Date and (2) one year after its issuance. Upon satisfaction of the conditions precedent set forth in Article VII, and subject to the other terms and conditions of this Agreement, Lender shall issue Letters of Credit for the account of Borrower (or a Guarantor designated by Borrower) within five (5) Business Days from receipt by Lender of the fully-executed LOC Application.
     (c) Obligation to Issue Letters of Credit. The Lender shall be under no obligation to issue any Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it; or
     (ii) the issuance of such Letter of Credit would violate one or more written policies of the Lender, which are applied indiscriminately to all borrowers of Lender.
     (d) Cash Collateral.
     (i) Borrower shall Cash Collateralize all Letters of Credit issued under the Letter of Credit Commitment prior to the issuance of any such Letter of Credit.
     (ii) If, as of the Maturity Date, any Letter of Credit issued under the Revolving Commitment may for any reason remain issued and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Exposure (in an amount equal to such Letter of Credit Exposure determined by Lender as of the date of the Maturity Date).
     (iii) For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the Letter of Credit Exposure, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Lender. Derivatives of such term have corresponding meanings. Borrower hereby grants to Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the
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     foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Lender.
ARTICLE III
INTEREST RATE PROVISIONS
     Section 3.1. Interest Rate Determination. The Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at a rate per annum (calculated based on a year of 360 days in each case for the actual days elapsed) as follows:
     (a) The principal balance of the Loan from time to time outstanding shall bear interest at an annual rate equal to the lesser of (i) with respect to any LIBOR Rate Portion, the Adjusted LIBOR Rate, and with respect to any Base Rate Portion, the Base Rate, as the case may be, with respect thereto or (ii) the Highest Lawful Rate, from the day of Advance to, but not including, (y) with respect to any Base Rate Portion, the Maturity Date and (z) with respect to any LIBOR Rate Portion, the Expiration Date of the Rate Period then in effect with respect thereto. Notwithstanding the foregoing, at no time shall the principal balance of the Loan from time to time outstanding shall bear interest at an annual rate equal less than three and one-quarter of one percent (3.25%).
     (b) So long as no Default or Event of Default has occurred and is continuing, Borrower may at any time prior to the applicable Maturity Date (y) change the interest rates to apply to all or any portion of the Loan or (z) elect to continue all or any part of the outstanding principal balance of any LIBOR Rate Portion as portions of such Type by giving Lender an irrevocable written notice in the form of Exhibit C hereto (the “Notice of Rate Change/Continuation”) specifying (i) the date on which the applicable LIBOR Rate Portion or Base Rate Portion was made; (ii) the interest rate then applicable to such LIBOR Rate Portion or Base Rate Portion; (iii) with respect to any LIBOR Rate Portions, the Rate Period then applicable to each such LIBOR Rate Portion; (iv) the principal amount of such LIBOR Rate Portion to remain outstanding; and (v) the requested effective date of the rate change or continuation (the “Conversion/Continuation Date”). In the case of the conversion of all or any part of any Base Rate Portion into a LIBOR Rate Portion or the continuation of any LIBOR Rate Portion, (x) such notice must be received by Lender at least three (3) full Business Days prior to the Conversion/Continuation Date, and otherwise at least one (1) full Business Day prior thereto, and (y) in either case such LIBOR Rate Portion shall be in an aggregate principal amount greater than or equal to $1,000,000 or in an integral multiple of $100,000 in excess thereof. Each rate so specified shall become effective on the Conversion/Continuation Date and remain in effect until the expiration of the applicable Rate Period specified in such Notice of Rate Change/Continuation. Each Notice of Rate Change/Continuation shall be irrevocable.
     (c) If Borrower shall fail to choose, as provided in subsection (b) above, the rate of interest to become effective with respect to any LIBOR Rate Portions upon the Expiration Date of the Rate Period with respect thereto, such portion of the Loan shall
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     bear interest at the Base Rate on and after such Expiration Date until Borrower shall have so chosen a different rate.
     (d) Nothing contained herein shall authorize Borrower (i) to convert any Base Rate Portion into or continue any LIBOR Rate Portion as a LIBOR Rate Portion unless the Expiration Date of the Rate Period for the new LIBOR Rate Portion occurs on or before the Maturity Date, (ii) to continue or change the interest rates applicable to any LIBOR Rate Portions prior to the Expiration Date of the Rate Period with respect thereto, or (iii) to convert any Base Rate Portion into a LIBOR Rate Portion or to continue any LIBOR Rate Portion if a Default or an Event of Default has occurred and is continuing.
     (e) Notwithstanding anything set forth herein to the contrary (other than Section 11.12), if an Event of Default has occurred and is continuing the Loan shall bear interest at a rate per annum which shall be equal to the lesser of (i) 3% above the Base Rate or (ii) the Highest Lawful Rate, which interest shall be due and payable on demand.
     Section 3.2. Additional Interest Rate Provisions.
     (a) Anything in this Agreement to the contrary notwithstanding, if at any time Lender determines (which determination shall be conclusive absent manifest error) that the introduction of or any change in any Governmental Regulation by any Governmental Authority charged with the interpretation or administration thereof shall make it unlawful for Lender to maintain or fund any LIBOR Rate Portion or to convert any Base Rate Portion into, or to continue, any LIBOR Rate Portion hereunder, Lender shall promptly give notice thereof to Borrower. With respect to any LIBOR Rate Portion which is outstanding when Lender so notifies Borrower, upon such date as shall be specified in such notice, the Rate Period shall end and the lesser of (i) the Base Rate or (ii) the Highest Lawful Rate shall commence to apply in lieu of the Adjusted LIBOR Rate in respect of such portion of the Loan. At least five (5) Business Days after such specified date, Borrower shall pay to Lender (y) accrued and unpaid interest on each affected LIBOR Rate Portion at the Adjusted LIBOR Rate in effect at the time of such notice to but not including such specified date plus (z) such amount or amounts (to the extent that such amount or amounts would not be usurious under applicable Governmental Regulation) as may be necessary to compensate Lender for any costs and losses incurred by it, but otherwise without penalty. If notice has been given by Lender pursuant to the foregoing provisions of this Section 3.2, then, unless and until the circumstances giving rise to such notice no longer apply, such Adjusted LIBOR Rate shall not again apply to any portion of the Loan and the obligation of Lender to convert any portion of the Loan into, or to continue, any LIBOR Rate Portion as, a LIBOR Rate Portion shall be suspended.
     (b) Subject to Section 11.12 hereof, Borrower will indemnify Lender against, and reimburse Lender on demand for, any loss, cost or expense incurred or sustained by Lender (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Rate Portion to Borrower ) as a result of (i) any Additional Costs incurred by Lender; (ii) any payment, prepayment or repayment (whether authorized or
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required hereunder or otherwise) of all or a portion of any LIBOR Rate Portion on a day other than the last day of a Rate Period for such LIBOR Rate Portion; (iii) any payment or prepayment (whether required hereunder or otherwise) of any LIBOR Rate Portion made after the delivery of a Notice of Borrowing or a Notice of Rate Change/Continuation, as the case may be, but before the applicable Borrowing Date or a Conversion/Continuation Date, as the case may be, if such payment or prepayment prevents the proposed borrowing from becoming fully effective; or (iv) after receipt by Lender of a Notice of Borrowing or a Notice of Rate Change/Continuation, as the case may be, the failure of any LIBOR Rate Portion to be made or effected by Lender due to any condition precedent to a borrowing not being satisfied by Borrower or due to any other action or inaction of Borrower.
     (c) The agreements contained in Sections 3.2(a) and 3.2(b) shall survive the termination of this Agreement and the payment in full of the Note and all other amounts payable hereunder.
ARTICLE IV
PREPAYMENTS AND OTHER PAYMENTS
     Section 4.1. Required Payments.
     (a) Interest Payment Dates. Interest owed under the Note is due not later than 12:00 noon (Dallas, Texas time) on each Interest Payment Date, in immediately available funds in Dallas, Texas, to Lender at its address referred to in Section 11.4.
     (b) Principal Payment Date. All outstanding principal owed under the Note is due not later than 12:00 noon (Dallas, Texas time) on the Maturity Date in immediately available funds in Dallas, Texas, to Lender at its address referred to in Section 11.4.
     (c) Intentionally Omitted.
     (d) Excess Advances. In the event that the sum of the outstanding Advances (including, without limitation, any Advances required to be made as a result of a draw on a Letter of Credit) plus the Letter of Credit exposure exceeds the maximum amount of the Commitment then in effect (such excess amount referred to herein as the “Excess Amount”), Borrower shall immediately pay to Lender the Excess Amount, together with any amount owed under Section 3.2(b) resulting from such payment.
     Section 4.2. Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay, in whole or in part any Advance; provided, that each partial prepayment shall be in an aggregate principal amount of at least $25,000, together with interest accrued thereon to the date of such prepayment and all amounts due, if any, under Section 3.2.
     Section 4.3. Notice of Payments. Borrower shall give Lender at least three (3) Business Days’ prior written notice of each prepayment with respect to any LIBOR Rate Portion proposed to be made by Borrower pursuant to Section 4.2 on a day other than the last day of the
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Rate Period for such LIBOR Rate Portion, specifying the principal amount thereof to be prepaid, the prepayment date and the account of Borrower to be charged if such prepayment is to be so effected. Notice of such prepayment having been given, the principal amount of the Loan specified in such notice, together with interest thereon to the date of prepayment, shall become due and payable on such prepayment date. If Borrower pays or prepays any LIBOR Rate Portion prior to the end of the Rate Period applicable thereto, such payment shall be subject to Section 3.2(b).
     Section 4.4. Place of Payment or Prepayment. All payments and prepayments made in accordance with the provisions of this Agreement or of the Note in respect of commitment fees or of principal or interest on the Note shall be made to Lender no later than 12:00 noon (Dallas, Texas time) in immediately available funds at the address referred to in Section 11.4.
     Section 4.5. No Prepayment Premium or Penalty. Each prepayment pursuant to Section 4.2 shall be without premium or penalty, except as provided in Section 3.2(b).
     Section 4.6. Increased Costs.
     (a) Notwithstanding any other provision herein, but subject to Section 11.12, if after the date of this Agreement the introduction of or change in any applicable Governmental Regulation or any change in any Governmental Regulation or in the interpretation or administration thereof, or compliance by Lender (or any lending office of Lender) with any applicable guideline or request from any central bank or Governmental Authority (whether or not having the force of a Governmental Regulation) either (i) shall impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against loans made or commitments entered into by Lender, or (ii) shall impose on Lender any other conditions affecting this Agreement; and the result of any of the foregoing affects or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) then, subject to Section 11.12 hereof, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. Notwithstanding the foregoing, in no event shall the compensation payable under this Section 4.6 (to the extent, if any, constituting interest under applicable laws) together with all amounts constituting interest under applicable laws and payable in connection with this Agreement, the Note and the other Loan Documents, exceed the Highest Lawful Rate.
     (b) Lender will notify Borrower of any event which will entitle Lender to compensation pursuant to subsection (a) above. A certificate of Lender setting forth in reasonable detail such amount or amounts as shall be necessary to compensate Lender as specified in subsection (a) above shall be conclusive absent manifest error. Borrower agrees to pay to Lender for the account of Lender the amount shown as due on any such certificate within fifteen (15) days after its receipt of the same Lender may not make any claim for compensation under this Section 4.6 by reason of any increased costs or reduction of return incurred or suffered by Lender more than ninety (90) days prior to the date on which such certificate is received by Borrower..
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     (c) Subject to the last sentence of Section 4.6(b), failure on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to the Loan shall not constitute a waiver of Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to the Loan.
     Section 4.7. Taxes.
     (a) Subject to Section 11.12, any and all payments by Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including, without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever (x) imposed, assessed, levied or collected on or in respect of the Loan solely as a result of the interest rate being determined by reference to the LIBOR Rate, or the provisions of this Agreement relating to the LIBOR Rate, or the recording, registration, notarization or other formalization of any thereof or any payments of principal, interest or other amounts made on or in respect of the Loan when the interest rate is determined by reference to the LIBOR Rate, or (y) imposed, assessed, levied or collected by any jurisdiction (or any political subdivision thereof) under or in which Borrower or any Subsidiary is organized or doing business, excluding, taxes imposed on Lender’s net income (including penalties and interest payable in respect thereof) and franchise taxes imposed on Lender by any jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or doing business (all such non-excluded taxes, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). Subject to Section 11.12 hereof, if Borrower shall be required by Governmental Regulation to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Governmental Regulation. If requested by Lender, Borrower shall confirm that all applicable Taxes, if any, imposed on it by virtue of the transactions under this Agreement have been properly and legally paid by it to the appropriate taxing authorities by sending either (A) official tax receipts or notarized copies of such receipts to Lender within thirty (30) days after payment of any applicable tax or (B) a certificate executed by an Authorized Officer of Borrower confirming that such Taxes have been paid, together with evidence of such payment.
     (b) In addition, subject to Section 11.12 hereof, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as “Other Taxes”).
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     (c) Subject to Section 11.12 hereof, Borrower will indemnify Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.7) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.
     (d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreement and obligations of Borrower contained in this Section 4.7 shall survive the termination of this Agreement and the payment in full of the Note and all other amounts payable hereunder.
     Section 4.8. Reduction or Termination of the Commitment. Borrower may at any time or from time to time reduce or terminate the Revolving Commitment or the Letter of Credit Commitment by giving not less than three (3) full Business Days’ prior written notice to such effect to Lender; provided, that any partial reduction shall be in an amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof; and provided further, however, that no partial reduction shall reduce the aggregate amount of the Revolving Commitment or the Letter of Credit Commitment to an amount greater than zero and less than $1,000,000. Promptly after Lender’s receipt of such notice of reduction, such reduction shall be effective on the date specified in the notice from Borrower with respect to such reduction. The Revolving Commitment shall automatically terminate on the earlier of the Maturity Date or upon the acceleration of the maturity date of the Note. The Letter of Credit Commitment shall automatically terminate on the earlier of the Letter of Credit Expiration Date or upon the acceleration of the maturity date of the Note. Each reduction of the Revolving Commitment or the Letter of Credit Commitment hereunder shall be irrevocable.
     Section 4.9. Payments on Business Day. Whenever any payment or prepayment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of LIBOR Rate Portions to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
ARTICLE V
COMMITMENT FEE AND OTHER FEES
     Section 5.1. Commitment Fees.
     (a) Upfront Commitment Fee. Borrower agrees to pay to Lender, on the Closing Date, an upfront commitment fee in respect of the Revolving Commitment of in the amount of $25,000.
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     (b) Unused Commitment Fee. Borrower agrees to pay to Lender a fee at a per annum rate equal to 25 basis points on the daily unused portion of the Revolving Commitment from the date hereof to and including the Maturity Date, payable in arrears at the end of each calendar quarter hereafter and on the Maturity Date (the amount of the Letter of Credit Exposure for Letters of Credit issued under the Revolving Commitment at any time shall reduce the unused portion of the Revolving Commitment for the purpose of calculating the fee under this Section 5.1(b)). Borrower may permanently reduce the Commitment in whole, or in part, pursuant to Section 4.8, provided, however, that the amount of the Revolving Commitment may not be reduced below the principal amount of the outstanding Advances and Letter of Credit Exposure. All accrued fees under this Section 5.1(b) shall be payable on the effective date of any termination of the obligations of Lender to make Advances hereunder.
     (c) Letter of Credit Fees. Borrower shall pay to Lender a letter of credit fee at a per annum rate equal to: (i) the Letter of Credit Margin on the average daily Letter of Credit Exposure under the Letter of Credit Commitment, and (ii) the Revolving LC Margin on the average daily Letter of Credit Exposure under the Revolving Commitment. Such fee shall be payable in arrears payable at the end of each calendar quarter hereafter and on the Maturity Date. Borrower shall also pay to Lender at the time of issuance of each Letter of Credit and in connection with any re-issuance or draws thereunder, issuance fees and documentary charges in accordance with Lender’s standard schedule for such charges as in effect from time to time.
     Section 5.2. Fees Not Interest; Nonpayment. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and, subject to Section 11.12, the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds. Subject to Section 11.12 hereof, all fees, including, without limitation, the fees referred to in Section 5.1 and any other fees payable pursuant to this Agreement, shall be non-refundable, and shall, to the fullest extent permitted by Governmental Regulation, bear interest, if not paid when due, at a rate per annum equal to the lesser of (a) 3% above the Base Rate or (b) the Highest Lawful Rate.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants that:
     Section 6.1. Organization and Qualification; Subsidiaries. Borrower is (i) duly organized, validly existing and in good standing under the laws of the state of its organization and has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement and all other Loan Documents executed by it, and (ii) is duly qualified to do business and in good standing in each
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jurisdiction in which the nature of the business it conducts in such jurisdiction makes such qualification necessary or desirable except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Borrower does not own any Subsidiary. Borrower owns all of the issued and outstanding stock of such Subsidiaries and there are no outstanding warrants or requirements of any type for the issuance of additional shares in such Subsidiaries.
     Section 6.2. Authorization. Borrower’s execution, delivery and performance of the Loan Documents (i) have been duly authorized by all necessary action under such Person’s organizational documents and otherwise, (ii) do not and will not require any consent of any other person or entity, and (iii) do not and will not require any consent, license, permit authorization or other approval (including foreign exchange approvals) of any Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the filing of any other action in respect of any Governmental Requirement.
     Section 6.3. No Conflicts. Neither execution or delivery by Borrower of any Loan Document nor the fulfillment of or compliance with its terms and provisions will (i) violate any Governmental Requirement of any Governmental Authority or the basic organizational documents of such Person or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any material agreement, instrument, franchise, license or concession to which such Person is a party or bound.
     Section 6.4. Enforceability. Each Loan Document to which Borrower is a party has been duly and validly executed, issued and delivered by Borrower. They are in proper legal form for prompt enforcement and they are Borrower’s valid and legally binding obligations enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or other similar laws at the time in effect affecting the rights of creditors generally. Borrower’s obligations under the Loan Documents rank and will rank at least equal in priority of payment with all of Borrower’s other debt.
     Section 6.5. Accuracy of Information; No Material Adverse Change. All information supplied to Lender and all statements made to Lender by or on behalf of Borrower in connection with this Agreement are and will be true, correct, complete, valid and genuine in all material respects. Each of Borrower’s financial statements furnished to Lender pursuant to Section 7.1 of this Agreement fairly presents the financial condition and results of operations of Borrower as of its date and for the period then ended. There has been no material adverse change in the financial condition or results of operations of Borrower since the last financial statements delivered by Borrower pursuant to Section 7.1(c) or 8.1, as applicable, and all assets listed on the last such statement so delivered are subject to Borrower’s management control and disposition and, except as shown therein, are available to satisfy any claim rightfully made pursuant to the Loan Documents executed by Borrower.
     Section 6.6. Taxes. Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due by the due date or extension thereof, including interest and penalties, except for taxes being diligently contested in good faith and for payment of which adequate reserves have been set aside.
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     Section 6.7. Litigation and Other Proceedings. There is no condemnation or other action, suit or proceeding pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower or any Collateral, at law or in equity, or before or by any Governmental Authority, which could reasonably be expected to result in any material adverse change in Borrower’s business or financial condition or in any Collateral or in other material property of Borrower or any interest in it.
     Section 6.8. No Defaults. Borrower is not in default with respect to the payment of any debt for borrowed money which has an outstanding balance in excess of $100,000 or under any agreement or other papers evidencing or securing any such debt, which has not been waived, or with respect to any Governmental Requirement under circumstances in which any such default could reasonably be expected to have a Material Adverse Effect, except in connection with the matters described or to which reference is made in Section 6.7.
     Section 6.9. Solvency. Borrower is solvent and no bankruptcy or insolvency proceedings are pending or contemplated by or, to Borrower’s knowledge, against Borrower or any Guarantor. After giving effect to the limitations on liability contained in the Guaranty and to the rights and obligations of the Borrower under the Contribution Agreements, Borrower’s liabilities and obligations under this Agreement and the other Loan Documents do not and will not render Borrower insolvent, cause Borrower’s liabilities to exceed Borrower’s assets or leave Borrower with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.
     Section 6.10. Representations and Warranties. No representation or warranty contained in any Loan Document executed by Borrower or any then existing Subsidiary and, as of the date such statement is dated or certified, no statement contained in any certificate, schedule, list, financial statement or other papers furnished to Lender by or on behalf of Borrower contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading, provided that, insofar as the foregoing representation and warranty addresses information provided to Borrower or any Subsidiary by customers, such representation and warranty is based solely upon investigation made by Borrower or any such Subsidiary in the normal course of business.
     Section 6.11. Margin Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
     Section 6.12. Licenses, Permits, Trademarks, etc. Borrower possesses all material permits, licenses, patents, trademarks, trade names and copyrights required to conduct its business.
     Section 6.13. Compliance with Governmental Requirements. Borrower and the property of Borrower covered by the Loan Documents are in compliance with all Governmental Requirements, except where the failure to comply with the same could not reasonably be expected to have a Material Adverse Effect, and Borrower manages and operates (and will continue to manage and operate) its business in accordance with good industry practices.
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     Section 6.14. ERISA. No event has occurred which could result in liability on Borrower to the Pension Benefit Guaranty Corporation (“PBGC”). Borrower has met all requirements with respect to funding of each plan (a “Plan”) maintained for any of Borrower’s employees subject to Title IV of the Employee Retirement Benefit Act of 1974, as amended, and related regulations (“ERISA”), if any exists. No event or condition has occurred that would permit any lien under ERISA to attach to any of the collateral for Borrower’s obligations in connection herewith.
     Section 6.15. Title to Properties. Borrower has good, sufficient and legal title to, or valid leasehold interest in, all of the assets listed on its balance sheet, subject to no Liens except those permitted in Section 9.2.
     Section 6.16. Burdensome Contracts. Borrower is not a party to any contract or agreement or subject to any restriction the performance of or the compliance with which could reasonably be expected to have a Material Adverse Effect.
ARTICLE VII
CONDITIONS
     Section 7.1. Conditions to Initial Advance. Lender will not be obligated to make the initial Advance or issue any Letter of Credit hereunder unless all of the following conditions shall be satisfied at the time of such Advance or issuance:
     (a) Approvals. Prior to the Closing Date, Borrower shall have obtained all orders, approvals or consents of all Persons required for the execution, delivery and performance by Borrower of the Loan Documents to which each such Person is a party.
     (b) Compliance with Law. The business and operations of Borrower as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the Closing Date shall have been and shall be in compliance (other than any failure to be in compliance that does not result in a Material Adverse Effect) with all applicable Governmental Regulations. No Governmental Regulation shall prohibit the transactions contemplated by the Loan Documents, no order, judgment or decree of any Governmental Authority shall exist, and no litigation shall be pending or, to the best knowledge of Borrower, threatened, which in the judgment of Lender (A) would enjoin, prohibit or restrain the transactions contemplated by the Loan Documents or (B) could reasonably be expected to have a Material Adverse Effect.
     (c) Financial Statements. On the Closing Date, Lender shall have received and reviewed: (i) internally prepared, consolidated financial statements of Borrower as of December 31, 2008; (ii) a company prepared, consolidated financial projection for Borrower for the 2009 calendar year; and (iii) a certificate dated the Closing Date of the chief financial officer or the treasurer of Borrower certifying that the financial position of Borrower as of the Closing Date is not materially different from that presented in the December 31, 2008 consolidated balance sheet of Borrower attached to such certificate.
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     (d) Insurance. Lender shall have received evidence satisfactory to it of the existence of all insurance policies required by the Loan Documents, such policies designating Lender as the loss payee, providing for the giving of at least thirty (30) days’ notice to Lender of cancellation or material modification thereof, and otherwise complying with the provisions of Section 8.11. Lender shall have received such agreements, guaranties, subordinations (as to payment liens and security interests or both), releases and other agreements and assurances from other creditors of Borrower as Lender shall reasonably require.
     (e) Payment of Fees and Expenses. Lender shall have received payment of (i) all fees described in Section 5 hereof and (ii) without limiting the obligations of Borrower under Section 11.2, the reasonable expenses of, or incurred by, Lender and its counsel, to the extent billed as of the Closing Date, in connection with the negotiation and closing of the transactions contemplated herein.
     (f) Required Documents and Certificates. On the Closing Date, Lender shall have received the following, in each case in form, scope and substance satisfactory to Lender:
     (i) the Note;
     (ii) the Security Agreements;
     (iii) an Officer’s Certificate from Borrower dated as of the Closing Date certifying, inter alia, (A) the Articles of Incorporation and Bylaws (or equivalent corporate documents), as amended and in effect, of Borrower and each Subsidiary; (B) resolutions duly adopted by the Board of Directors of Borrower and each Subsidiary authorizing the transactions contemplated by the Loan Documents to which it is a party; and (C) the incumbency and specimen signatures of the officers of Borrower authorized to execute documents on its behalf;
     (iv) a certificate from the appropriate public official of the jurisdiction in which Borrower and each Subsidiary is organized as to the continued existence and good standing of Borrower and each Subsidiary;
     (v) a legal opinion in form, substance and scope reasonably satisfactory to Lender from counsel for, and issued upon the express instructions of, Borrower; and
     (vi) certified copies of Requests for Information of Copies (Form UCC-11), or equivalent reports, listing all effective financing statements which name Borrower or any Subsidiary (under its present name, any trade names and any previous names) as debtor and which are filed, together with copies of all such financing statements.
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     (g) Field Exam/Audit. Lender shall have performed to its satisfaction a field exam/audit of Borrower’s assets, including, without limitation, the Eligible Accounts Receivables.
     Section 7.2. Conditions to each Loan, Continuation or Conversion. Lender will not be obligated to make, continue or convert any Advance or LIBOR Rate Portion (including its initial Advance) hereunder unless all of the following conditions shall be satisfied at the time of such Advance, continuation or conversion:
     (a) Representations and Warranties. The representations and warranties made, or deemed made, in or pursuant to this Agreement and the other Loan Documents shall be true and correct as of the date of the contemplated Advance, continuation or conversion as though originally made on such date, and Lender shall have received a certificate from an Authorized Officer of Borrower certifying that: (i) the representations and warranties of Borrower and its Subsidiaries contained in the Loan Documents (other than those representations and warranties limited by their terms to a specific date) shall be true and correct on and as of the particular Borrowing Date or the applicable Conversion/Continuation Date, as though made on and as of such date; (ii) no Event of Default or Default has occurred and is continuing; and (iii) no event has occurred since the date of the most recent financial statements delivered pursuant to Section 8.1(a), that has caused, or could reasonably be expected to cause, a Material Adverse Effect.
     (b) No Default. No Event of Default or Default shall have occurred and be continuing.
     (c) Borrowing Documents. On each Borrowing Date, Lender shall have received a Notice of Borrowing delivered in accordance with Section 2.2 and any necessary report or representation required to be delivered by Borrower subsequent to the Closing Date pursuant to Section 7.1(f) or Section 8.1(c), as the case may be. Prior to the issuance of any Letter of Credit, Lender shall have received an LOC Application as required by this Agreement.
     (d) Conversion/Continuation Documents. On each Conversion/Continuation Date, Lender shall have received a Notice of Rate Change/Continuation and any documents or representations necessary to facilitate such action.
     (e) Security for the Loan. Each Subsidiary, if any, shall have executed and delivered to Lender a Guaranty and a Contribution Agreement and Borrower and such Subsidiary shall have executed and delivered to Lender, and filed where appropriate, all security agreements, pledge agreements, financing statements and other documents, instruments and agreements so as to create in favor of Lender a first priority lien on all of the assets of Borrower and its Subsidiaries as collateral for the Obligations.
     (f) Other Documentation and Information. Lender shall have received such other evidence, documentation and information as Lender may reasonably request.
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     Section 7.3. Post-Closing Requirements. As soon as possible, and in any event within thirty (30) days of the Closing Date, Borrower shall deliver to Lender
     (a) title updates, insurance policies, flood certificates and any other property specific information requested by Lender in connection with the Mortgages granting Lender a first and prior lien on Borrower’s real property located in Lubbock, Texas, Longview, Texas, Dayton, Ohio, Yarmouth, Maine, and Bangor, Maine; and
     (b) a certificate from the appropriate public official of each jurisdiction in which Borrower is authorized and qualified to do business as to the due qualification and good standing of Borrower unless failure is not reasonably likely to have a Material Adverse Effect.
ARTICLE VIII
AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that, so long as Borrower may obtain Advances or issuances of Letters of Credit under this Agreement and until payment in full of the Obligations and termination of the Revolving Commitment and the Letter of Credit Commitment, Borrower will and will cause each Subsidiary, if any, to:
     Section 8.1. Financial Statements and Information. Furnish or cause to be furnished to Lender a copy of each of the following within the times indicated:
     (a) as soon as available and in any event no later than one hundred twenty (120) days after the end of each fiscal year of Borrower, (i) annual audited consolidated financial statements for Borrower, and all notes thereto, including a balance sheet and statements of income, retained earnings and cash flows for such fiscal year and the immediately preceding fiscal year in comparative form, all prepared in conformity with GAAP on a consolidated basis and accompanied by a report and opinion of Ernst & Young LLP or other firm of independent certified public accountants satisfactory to Lender stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such financial statements present fairly, in all material respects, Borrower’s financial position as of their date and the results of Borrower’s operations and cash flows for the period they covered in conformity with GAAP, (ii) copies of the internally prepared consolidating balance sheets and statements of income of Borrower and its Subsidiaries utilized in the preparation of the consolidated financial statements of Borrower furnished to Lender pursuant to clause (i) preceding and certified on behalf of Borrower by an appropriate officer or other responsible party acceptable to Lender, and (iii) a Compliance Certificate substantially in the form of Exhibit D;
     (b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, (i), unaudited consolidated financial statements for Borrower, including a balance sheet as at the close of such quarter and an income statement and statement of cash flows for such quarter, all
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prepared in accordance with GAAP on a consolidated basis and certified on behalf of Borrower by an appropriate officer or other responsible party acceptable to Lender, and (ii) a Compliance Certificate substantially in the form of Exhibit D;
     (c) as soon as available and in any event within 30 calendar days after the end of each fiscal quarter, a complete aging of all accounts receivable by Borrower;
     (d) promptly following the discovery thereof, information in reasonable detail correcting any information provided to Lender in reliance upon information from a customer of Borrower which Borrower discovers to be inaccurate or misleading in any material respect;
     (e) promptly upon the filing thereof, copies of all registration statements, and annual, quarterly, monthly or other regular reports filed by or on behalf of Borrower or any of its Subsidiaries with the Securities and Exchange Commission; and
     (f) such other information relating to Borrower’s or any Subsidiary’s financial condition and affairs as Lender may from time to time reasonably request or as may be required from time to time by any Loan Document.
     Section 8.2. Maintenance of Existence and Good Standing. Maintain its existence and obtain and maintain all franchises and permits necessary for Borrower and each Subsidiary continuously to be in good standing in the state of its organization with full power and authority to conduct its regular business and to own and operate its property.
     Section 8.3. Compliance With Governmental Requirements. Conduct its business in substantial compliance with all Governmental Requirements and will comply with and punctually perform all of the covenants, agreements and obligations imposed upon it to the extent any failure to so comply could reasonably be expected to have a Material Adverse Effect or cause any representation or warranty in the Loan Documents to be false or misleading in any material respect.
     Section 8.4. Payment of Obligations. Pay punctually and discharge when due, or renew or extend, any debt incurred by it equal to or exceeding $100,000 and will discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of the property or assets of Borrower securing the payment thereof, provided, however, that nothing contained in this Section 8.4 shall require Borrower to pay, discharge, renew or extend any such indebtedness or to discharge, perform or observe any such covenants, provisions and conditions so long as Borrower shall be diligently and in good faith contesting any claims which may be asserted against it with respect to any such indebtedness or any such covenants, provisions and conditions and shall set aside on its books reserves with respect thereto deemed adequate by Lender.
     Section 8.5. Notification of Material Adverse Change. Promptly upon acquiring knowledge of any material adverse change in its assets, liabilities, financial condition, business,
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operations, affairs or circumstances, notify Lender in writing thereof, setting forth the nature of such change in reasonable detail and will take or cause to be taken all such steps as are necessary or appropriate to remedy promptly any such change.
     Section 8.6. Notification of Defaults. Promptly upon acquiring knowledge thereof, notify Lender by telephone (and confirm such notice in writing within five (5) days) of the existence of any Default or Event of Default hereunder or of any default or event of default (however denominated) under any of the Loan Documents, or under the loan papers evidencing and/or securing any other Debt, specifying the nature and duration thereof and what action Borrower has taken, is taking and proposes to take with respect thereto. In no event shall silence by Lender be deemed a waiver by it of a Default or an Event of Default. Borrower will take all such steps as are necessary or appropriate to remedy promptly any such Default or Event of Default
     Section 8.7. Notification of Exchange Act Filings. Promptly upon acquiring knowledge of the filing with the Securities and Exchange Commission of any Schedule 13D, 13G, or 14D-1 with respect to the acquisition of, or a tender offer with respect to, the capital stock of Borrower, furnish a copy of such filing to Lender.
     Section 8.8. Notification of Proceedings Affecting Collateral. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Collateral covered by the Loan Documents, the real property described in Section 7.2(e) or any material portion thereof, or any other legal proceedings arising out of injury or damage to the Collateral covered by the Loan Documents, the real property described in Section 7.2(e) or any material portion thereof, notify Lender in writing of the pendency of such proceedings. Lender may (but shall not be required to) participate in any such proceedings, and Borrower or the applicable Subsidiary shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower or the applicable Subsidiary shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceeding.
     Section 8.9. Additional Information. Furnish to Lender from time to time, within ten (10) days after Lender’s request thereof, such information relating to the Collateral or Borrower’s or any Subsidiary’s financial condition and affairs as Lender may from time to time request or as may be required from time to time by any Loan Document.
     Section 8.10. Books and Records. At all times maintain proper books of record and account in accordance with sound accounting practice in which true, full and correct entries will be made of all its dealings and business affairs, and will set aside on its books adequate reserves for depletion, depreciation, obsolescence and/or amortization of its property, and all other reserves which, in accordance with sound accounting practice, should be set aside, and will write down, to the estimated salvage value thereof, all property not useful in its business. Lender shall be entitled to have such books examined and audited, at the expense of Borrower, at any time (but, except during the continuance of a Default, not more than once in any fiscal quarter of Borrower) by representatives of Lender.
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     Section 8.11. Insurance. At all times maintain insurance with insurance companies rated acceptably to Lender or otherwise acceptable to Lender, in such amounts and against such risks as are satisfactory to Lender, including without limitation casualty and liability insurance complying with the loss payee and notice requirements specified in Section 7.1(d), and, in any event, as would be reasonably prudent for entities in the same or similar type and size of business and owning similar property in the same general area, and furnish to Lender, not less frequently than annually a certificate of insurance as to the insurance carried. If Borrower or any Subsidiary shall at any time or times hereafter fail to obtain or maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to such policies, Lender may, but shall not be obligated to, obtain or cause to be maintained insurance coverage, including at Lender’s option, the coverage provided by all or any of the policies of Borrower and its Subsidiaries and pay all or any part of the premium therefor, without waiving any default by Borrower, and any sums so disbursed by Lender shall be additional Advances to Borrower by Lender payable on demand.
     Section 8.12. Deposit Relationship. Except for demand depositary accounts maintained by Subsidiaries of Borrower for the purposes of facilitating deposits of collections in the ordinary course of business and of providing a source of daily petty cash requirements, Borrower will at all times during the term of this Agreement maintain, and cause its Subsidiaries (other than the Excluded Subsidiaries) to maintain, general operating accounts and day-to-day cash management accounts with Lender.
     Section 8.13. Collateral Audit. Assist Lender with Lender’s audit of the Collateral, which audit or audits shall occur at Lender’s discretion.
ARTICLE IX
NEGATIVE COVENANTS
     Borrower covenants and agrees that, so long as Borrower may obtain Advances or issuances of Letters of Credit under this Agreement and until payment in full of the Obligations, Borrower will not and will not permit any Subsidiary to, without obtaining the prior written consent of Lender:
     Section 9.1. Debt. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or otherwise become or remain liable with respect to, any Debt, contingent or otherwise (including without limitation, any off balance sheet liabilities), except: (a) the Obligations; (b) Debt that is in the form of loans or advances from Borrower to any Guarantor or between Guarantors and that is not evidenced by promissory notes and, if requested by Lender, is expressly subordinated to the Note; (c) Subordinated Debt (i) existing on the date of this Agreement and described in Schedule 9.1 or (ii) incurred to make Permitted Acquisitions, provided that the aggregate amount of Subordinated Debt issued for such purpose shall not exceed $3,000,000 and shall relate only to Permitted Acquisitions made in the fiscal year in which it is counted; and (e) Debt existing on the date of this Agreement and described in Schedule 9.1.
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     Section 9.2. Liens. Create or suffer to be created or to exist any Lien excepting only (a) Liens in favor of Lender to secure the Obligations, (b) Liens subordinated to Liens in favor of Lender under terms acceptable to Lender in its sole discretion and to which Lender is a party, (c) Liens created by operation of law in the ordinary course of business for amounts not yet due (or being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent enforcement of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP), (d) Liens existing on the date of this Agreement and described in Schedule 9.2, (e) Liens securing Debt or Capital Leases permitted under Section 9.1(c), provided that no such Lien secures any Debt other than the Debt incurred in connection with the purchase or lease of the property subject thereto or encumbers any property (including the proceeds thereof) other than the property purchased or leased with the proceeds of the Debt secured thereby, (f) Liens in the form of precautionary financing statements filed under the Uniform Commercial Code to reflect operating leases, (g) Liens in the form of zoning restrictions, restrictive covenants, rights of way, easements, licenses and other restrictions on the use of real property which do not materially impair the use of such real property in the ordinary operation of the business of Borrower or the applicable Subsidiary of Borrower utilizing the same, and (h) Liens in the form of purchase money security interests in favor of vendors from whom equipment is purchased in the ordinary course of business for resale to customers of Borrower or its Subsidiaries if (1) such Liens in favor of any vendor do not cover property other than equipment purchased from such vendor and (2) the Debt secured by such Liens is fully paid within 120 days after the creation thereof.
     Section 9.3. Organizational Documents. Modify or amend its organization documents or suffer or permit a material modification or amendment to its organizational documents in any manner that reasonably could be expected to affect any rights of Lender under the Loan Documents or have a Material Adverse Effect.
     Section 9.4. No Subsidiaries. Acquire or form any Subsidiary unless (a) such Subsidiary (i) is a wholly-owned Subsidiary, (ii) executes and delivers to Lender a Guaranty, (iii) enters into a Security Agreement in substantially the form of the Security Agreements executed by Subsidiaries on the Closing Date, and (iv) delivers such certificates, evidences of corporate action, financing statements, opinions of counsel and other documents as Lender may reasonably request and (b) Borrower or the appropriate Subsidiary executes a Pledge Agreement pledging to Lender the stock of such new Subsidiary, and delivers to Lender the applicable stock certificates and stock powers executed in blank, all of the items referred to in (a) and (b) above to be in form and substance reasonably satisfactory to Lender, in each case not later than 10 days after the acquisition or formation of such Subsidiary.
     Section 9.5. Dividends. Declare or pay any Distributions, except dividends declared and paid by any Guarantor to Borrower and Permitted Distributions.
     Section 9.6. Acquisitions. Make any Acquisition other than a Permitted Acquisition.
     Section 9.7. Mergers, Consolidations, etc. (a) Merge or consolidate with or into any other Person, (b) convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, or (c) adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution, except that (i) a Subsidiary of Borrower may be a party to any merger or
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consolidation that constitutes an Acquisition permitted by Section 9.6, provided that such Subsidiary shall be the survivor of any such merger or consolidation, (ii) any Guarantor may merge into or consolidate with Borrower (if Borrower is the survivor of any such merger or consolidation), and (iii) any Guarantor may merge into or consolidate with any other Guarantor.
     Section 9.8. Change of Name. Change its name without first notifying Lender in writing of such change at least thirty (30) days before its effective date.
     Section 9.9. Financial Covenants. Permit:
     (a) On a consolidated basis as of the last day of any fiscal quarter, the ratio of Funded Debt to EBITDA less Capital Expenditures (excluding such Capital Expenditures identified on Schedule II incurred on or before September 30, 2009) and less cash paid for Taxes for the preceding two (2) fiscal quarters then ended multiplied by two (2), to be greater than 1.5:1.0.
     (b) On a consolidated basis as of the last day of any fiscal quarter, the Fixed Charge Coverage for the applicable period, to be less than 2.0:1.0.
     Section 9.10. Investments. Make or permit to remain outstanding any Investment other than Permitted Investments.
     Section 9.11. Subordinated Debt; Seller Note. Permit any amendment or modification to the documents evidencing or governing any Subordinated Debt permitted by Section 9.1(d), or, directly or indirectly, voluntarily prepay, defease or in substance defease, purchase, redeem, retire, or otherwise acquire any such Subordinated Debt, or make any principal payment on the Subordinated Debt prior to payment in full of the Obligations and the termination of the Revolving Commitment.
     Section 9.12. Character of Business. Change the general character of its business as conducted on the Closing Date, or engage in any type of business not reasonably related to its business as presently conducted.
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
     Section 10.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” (herein so called) under this Agreement:
     (a) Borrower (i) shall fail to pay when due any payment or prepayment of the principal of the Note or (ii) shall fail to pay when due any interest on the Note or any other monetary amount due under this Agreement or any other Loan Document and such failure shall not have been cured within five (5) Business Days;
     (b) (i) any covenant contained in Sections 8.1, 8.2, 8.5, 8.6, 8.9, or Article IX of this Agreement is not fully and timely performed, observed or kept in all material
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respects or (ii) any other covenant, agreement or condition contained in this Agreement or in any other Loan Document is not fully and timely performed, observed or kept in all material respects and such failure or breach is not cured within thirty (30) days following the earlier of knowledge of such failure or breach by Borrower or the receipt by Borrower of written notice thereof from Lender;
     (c) any representation, warranty, certification or statement made or deemed to have been made by Borrower or any Subsidiary in this Agreement or by Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement, including, without limitation, any other Loan Document, shall prove to have been incorrect in any material respect when made;
     (d) any event or condition shall occur and continue unremedied or unwaived for a period beyond any applicable cure period provided pursuant to the terms of any Debt of Borrower or any Subsidiary in excess of $500,000, which entitles (or, with the giving of notice or lapse of time or both, would entitle) the holder of any such Debt to accelerate the maturity thereof;
     (e) Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (f) an involuntary case or other proceeding shall be commenced against Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
     (g) one or more final judgments or orders for the payment of money in an aggregate amount outstanding at any time in excess of $1,000,000 shall be rendered against Borrower or any Subsidiary and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days or (ii) is not fully paid and satisfied at least ten days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     (h) one or more judgments or orders for the payment of money shall be rendered against Borrower or any Subsidiary, whether or not otherwise bonded or stayed, which has a Material Adverse Effect; or
     (i) the sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, of any equity interest in any Guarantor, without the prior written consent of Lender.
     Section 10.2. Remedies. If any of the Events of Default specified in Section 10.1 shall occur, then (a) Lender shall be entitled (i) by notice to Borrower, to declare the commitments and the obligation to make Advances or issue Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) to declare the Note and all interest accrued and unpaid thereon, and all other amounts payable under the Note, this Agreement, and the other Loan Documents, to be forthwith due and payable, whereupon the notes, all such interest and all such other amounts, shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower, and (b) Lender may avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Note, the other Loan Documents or any other document executed pursuant hereto or in connection herewith; provided, however, that with respect to any Event of Default described in Section 10.1(e) or 10.1(f), (x) the Revolving Commitment and Letter of Credit Commitment and the obligation of Lender to make Advances or issue Letters of Credit hereunder shall automatically be terminated and (y) the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon and all such other amounts payable under the Note, this Agreement and the other Loan Documents, shall automatically become immediately due and payable, without presentment, demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower.
     Section 10.3. Certain Other Remedial Matters. Upon the occurrence of any Event of Default, Lender shall also have the right immediately and without notice, to take possession of and exercise possessory rights with regard to any property securing payment of the Obligations. All powers, rights and remedies of Lender set forth in this Article X shall be cumulative and not exclusive of any other power, right or remedy available to Lender under any Governmental Requirement or under this Agreement, the Note, the other Loan Documents or any other document executed pursuant hereto or in connection herewith to enforce the performance or observance of the covenants and agreements contained in this Agreement and the other Loan Documents, and no delay or omission of Lender to exercise any power, right or remedy shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Every power, right or remedy of Lender set forth in this Agreement, the Note, the other Loan Documents or any other document executed pursuant hereto or in connection herewith, or afforded by Governmental Requirement may be exercised from time to time, and as often as may be deemed expedient by Lender.
ARTICLE XI
MISCELLANEOUS
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     Section 11.1. Waivers, Etc. No failure or delay on the part of Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between Borrower and Lender shall operate as a waiver of any right of Lender. No modification or waiver of any provision of this Agreement, the Note or any other Loan Document nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
     Section 11.2. Reimbursement of Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower agrees to reimburse, within ten (10) days after written demand therefor, (a) Lender for its out-of-pocket expenses, including the reasonable fees and expenses of counsel to Lender, in connection with such transactions, or any of them, or otherwise in connection with this Agreement or any other Loan Document, including, without limitation, the negotiation, preparation, execution, administration, modification and enforcement of this Agreement or any other Loan Document and all fees, including the reasonable fees and expenses of counsel to Lender, costs and expenses of Lender in connection with audits, due diligence, transportation, computer, duplication, consultants, search reports, all filing and recording fees, appraisals, insurance, environmental inspection fees, survey fees and escrow fees, and (b) Lender for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement or any other Loan Document.
     Section 11.3. Venue. BORROWER AND LENDER AGREE THAT DALLAS COUNTY, TEXAS IS PROPER VENUE FOR ANY ACTION OR PROCEEDING BROUGHT BY BORROWER OR LENDER, WHETHER IN CONTRACT, TORT OR OTHERWISE. ANY ACTION OR PROCEEDING AGAINST BORROWER MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN SUCH COUNTY TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION BORROWER MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT BORROWER’S ADDRESSES SPECIFIED IN SECTION 11.4. LENDER MAY SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW AND MAY BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR WITH RESPECT TO ANY OF BORROWER’S PROPERTIES IN COURTS IN OTHER PROPER JURISDICTIONS OR VENUES.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     Section 11.4. Notices. All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, couriered, telecopied, telexed, cabled or delivered addressed as follows:
If to Borrower, to it at:
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
Attention: Treasurer
Telephone: 972-713-3700
Fax: 972-713-3741
If to Lender, to it at:
Bank of Texas, N.A.
5956 Sherry Lane, Suite 1100
Dallas, Texas 75225
Attention: Ryan Suchala
Telephone: (214) 987-8876
Fax: (214) 987-8892
or as to Borrower or Lender, to such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, delivered by courier, telecopied, telexed, transmitted, or cabled, become effective when three (3) Business Days have elapsed after being deposited in the mail (with first class postage prepaid and addressed as aforesaid), or when confirmed by telex answerback, transmitted to the correct telecopier, or delivered to the courier or the cable company, except that notices and communications from Borrower to Lender shall not be effective until actually received by Lender.
     Section 11.5. GOVERNING LAW. EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA.
     Section 11.6. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein or in the other Loan Documents or made in writing by Borrower or any Subsidiary in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Note, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided that the undertaking of Lender to make Advances to, or issue Letters of Credit for, Borrower shall not inure to the benefit of any successor or assign of Borrower. No investigation at any time made by or on behalf of Lender shall diminish Lender’s right to rely thereon.
     Section 11.7. Counterparts; Execution by Facsimile Transmission. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. The method of
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

execution of each Loan Document may be by means of facsimile transmission, and delivery of such a facsimile transmission shall be deemed an original for purposes hereof, and each party so delivering a facsimile transmission shall promptly thereafter deliver the original version thereof.
     Section 11.8. Separability. Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein. Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.
     Section 11.9. Descriptive Headings. The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.
     Section 11.10. Setoff. Borrower, for itself and its Subsidiaries, hereby gives and confirms to Lender a right of setoff of all moneys, securities and other property of Borrower or any Subsidiary and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to Lender, its correspondents or its agents from or for Borrower or any Subsidiary, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of Lender in any way, and also, any balance of any deposit accounts and credits of Borrower or any Subsidiary with, and any and all claims of security for the payment of the Note and of all other liabilities and obligations now or hereafter owed by Borrower or any Subsidiary to Lender, contracted with or acquired by Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower, for itself and its Subsidiaries, hereby authorizes Lender at any time or times, while there is then continuing an Event of Default without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to any or all of the Obligations now or hereafter existing, whether such Obligations be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.
     Section 11.11. Successors and Assigns; Participations.
     (a) All covenants, promises and agreements by or on behalf of Borrower, its Subsidiaries or Lender contained in this Agreement and the other Loan Documents shall bind and inure to the benefit of their respective successors and permitted assigns. Neither Borrower nor any Subsidiary may assign or transfer any of its rights or obligations under the Loan Documents without the prior written consent of Lender, except in connection with the consummation of a transaction permitted under Section 9.7.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     (b) Lender may sell participations to one or more banks or other financial institutions in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of any of its Commitment, the Loan and the Obligations of Borrower owing to it and the Note held by it).
     (c) Notwithstanding any other provision herein, Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower or any Subsidiary furnished to Lender by or on behalf of Borrower or any Subsidiary.
     Section 11.12. Interest. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on the Note or otherwise, shall the amount contracted for, charged, reserved or received by Lender for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment by Borrower of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in Lender having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by Lender, then, ipso facto, the obligation to be fulfilled by Borrower shall be reduced to the limit of such validity, and if, from any such circumstance, Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to Borrower, or, to the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the Note and the amounts owing on other Obligations of Borrower to Lender under any Loan Document, applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other Obligations of Borrower to Lender under any Loan Document and not to the payment of interest. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this Section 11.12 shall control and supersede every other provision hereof and of all other agreements between Borrower and Lender. Borrower and Lender agree that Chapter 15 of the Texas Credit Code shall not apply to this Agreement, the Note, the Loan or the Commitment.
     Section 11.13. Indemnification. Borrower agrees:
     (a) TO INDEMNIFY LENDER AND ITS AFFILIATES AND EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY BORROWER OF THE PROCEEDS OF THE LOAN, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATION OF THE BUSINESS OF BORROWER OR THE SUBSIDIARIES, (IV) THE FAILURE OF BORROWER OR ANY OF THE SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF BORROWER OR ANY OF THE SUBSIDIARIES SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) ANY ASSERTION THAT LENDER WAS NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE LOAN DOCUMENTS OR (VII) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATIONS OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY (EXCEPT AS TO THE EXTENT ANY SUCH INDEMNITY MATTERS HAVE BEEN CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY, IT BEING THE INTENT OF THE PARTIES THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FROM INDEMNITY MATTERS CAUSED BY THE NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE, OF SUCH INDEMNIFIED PARTY), PROVIDED, HOWEVER, THAT THE PROVISIONS OF THIS SECTION 11.13(a) SHALL NOT BE APPLICABLE TO ANY ACTION INITIATED BY BORROWER AGAINST LENDER FOR BREACH OF CONTRACTUAL OBLIGATION CONTAINED IN ANY OF THE LOAN DOCUMENTS IN WHICH BORROWER IS THE PREVAILING PARTY; AND
     (b) TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER, THE SUBSIDIARIES, OR ANY OF THEIR PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

BY BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY BORROWER OR ANY SUBSIDIARY OF ANY OF ITS PROPERTIES OR PAST ACTIVITY ON ANY OF ITS PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY BORROWER OR ANY SUBSIDIARY OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE BUSINESS OF BORROWER OR ANY SUBSIDIARY.
     (c) Borrower’s obligations under this Section 11.13 shall survive the termination of this Agreement and the payment in full of the Note and all other amounts payable hereunder.
     Section 11.14. Payments Set Aside. To the extent any payments on the Obligations or proceeds of any Collateral or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any debtor relief Law, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and Lender’s rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect, as if such payment had not been made or such enforcement or setoff had not occurred. In such event, each Loan Document shall be automatically reinstated and Borrower and each Subsidiary shall take such action as may be reasonably requested by Lender to effect such reinstatement.
     Section 11.15. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Note or any other Loan Document, nor consent to any departure by Borrower or any Subsidiary herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and/or the applicable Subsidiary, as to amendments, and by Lender in all cases, and then, in any case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 11.16. Relationship of the Parties. This Agreement provides for the making of a loan by Lender, in its capacity as a lender, to Borrower, in its capacity as a borrower, and for the payment of interest and repayment of principal by Borrower to Lender. The relationship between Lender and Borrower is limited to that of creditor/secured party, on the one hand, and debtor, on the other hand. The provisions herein for compliance with financial, environmental, and other covenants, delivery of financial, environmental and other reports, and financial, environmental and other inspections, investigations, audits, examinations or tests are intended solely for the benefit of Lender to protect its interests as a lender in assuring payments of interest and repayment of principal and nothing contained in this Agreement or any other Loan Document shall be construed as permitting or obligating Lender to act as financial or business advisors or consultants to Borrower or any Subsidiary, as permitting or obligating Lender to control Borrower or any Subsidiary or to conduct or operate Borrower’s or any Subsidiary’s
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

operations, as creating any fiduciary obligation on the part of Lender to Borrower or any Subsidiary, or as creating any joint venture, agency, or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Loan Documents and to obtain the advice of such counsel with respect to all matters contained herein. Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to Lender for the financial accommodations provided hereby and to execute and deliver this Agreement and the other Loan Documents.
     Section 11.17. Certain Matters of Construction. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and whenever the singular number is used, the same shall include the plural where appropriate, and vice versa. Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”
     Section 11.18. USA Patriot Act Notice. Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act.
     Section 11.19. FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

     IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement effective as of October 19, 2009.

BORROWER: TYLER TECHNOLOGIES, INC., a Delaware corporation
By:
Brian K. Miller,
Executive Vice President and Chief Financial Officer

LENDER: BANK OF TEXAS, N.A., a national banking association
By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

SCHEDULE I
PRICING SCHEDULE

TYPE OR FEE	MARGIN
Base Rate Portion	0.50%
LIBOR Rate Portion	2.0%
Letter of Credit	0.75%
Revolving LC Margin	1.0%
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

SCHEDULE II
REAL ESTATE CAPITAL EXPENDITURES

Real Estate Capital Expenditures Schedule
Quarter ending 6/30/2009	Quarter ending 9/30/2009
$1,885,000	$3,549,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — TYLER TECHNOLOGIES, INC.

SCHEDULE 9.10
PERMITTED INVESTMENTS

Agent	Investment Description	Amount
Treasury Partners	FEDERATED T/F OBLIGATN FD-IS (TBIXX)	$1,556.34
	Louisville & Jefferson Cnty KY Regl Arpt — Auction Rate	$925,000

		$926,556.34

BOSC Pershing Investment	Jefferson County — Auction Rate	$1,725,000

		$1,725,000.00

Bank of Texas	Money Market Investment	$6,059,300.46
	Collected balance	$100,282.45

		$6,159,582.91

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — SCHEDULE I

EXHIBIT A-1
Form of Revolving Note
AMENDED AND RESTATED PROMISSORY NOTE
(Revolving Line of Credit)

$25,000,000	Dallas, Texas	October 19, 2009
     FOR VALUE RECEIVED, the undersigned, TYLER TECHNOLOGIES, INC., a Delaware corporation (the “Undersigned”), promises to pay to the order of BANK OF TEXAS, N.A., a national banking association, and any successors and assigns (the “Payee”), at 5956 Sherry Lane, Suite 1100, Dallas, Texas 75225, the principal sum of Twenty Five Million and no/100 Dollars ($25,000,000) (or the unpaid balance of all principal advanced under this Note, if that amount is less) together with interest on the unpaid principal balance of this Note from day to day outstanding, as hereinafter provided. All capitalized terms herein, unless otherwise defined, shall have the same definitions as those found in that certain Third Amended and Restated Credit Agreement by and between the Undersigned and Payee dated of even date herewith, as amended on the date hereof (as amended, the “Credit Agreement”). This Note amends and restates in its entirety that certain Promissory Note (Letter of Credit Facility) (the “Existing Note”) dated October 20, 2008, executed by the Undersigned, payable to Bank of Texas, N.A. in the principal amount of $25,000,000.00. All Liens securing the Existing Note are renewed and continued (and are not extinguished hereby) and secure this Note.
     This Note shall evidence the Undersigned’s indebtedness to Payee for Payee’s portion of the Revolving Commitment, and advances made thereunder.
     The Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at the interest rates as provided in, and pursuant to the terms of, the Credit Agreement.
     Interest and principal on this Note shall be due and payable as provided in the Credit Agreement. The final principal payment and any unpaid interest owing hereunder shall be due and payable in full on the Maturity Date. The principal balance hereof may be, and shall be required to be, prepaid as provided in the Credit Agreement.
     This Note is a revolving promissory note; therefore, amounts advanced hereunder may be repaid, readvanced and repaid pursuant to the terms set forth in the Credit Agreement.
     At the option of the holder of this Note the entire principal balance and accrued interest owing hereon shall become due and payable without further demand upon the occurrence at any time of any Event of Default under the Credit Agreement.
     Except as otherwise set forth in this Note or the Credit Agreement, the Undersigned waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notice of any
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT A-1

kind, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and consents to all extensions which from time to time may be granted by the holder hereof and to all partial payments hereon, whether before or after maturity.
     If this Note is not paid when due, whether at maturity or by acceleration or otherwise, or if it is collected through a bankruptcy, probate or other judicial or administrative proceeding, whether before or after maturity, the Undersigned agrees to pay all reasonable costs of collection, including, but not limited to, reasonable attorneys’ fees, incurred by the holder hereof.
     Any provisions herein, or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, the holder hereof shall in no event charge or be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that the holder hereof shall be paid, as interest, a sum greater than the maximum permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note. If any construction of this Note, or any and all other papers, agreements or commitments, indicates a different right given to the holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording, which this clause shall override and control; it being the intention of the parties that this Note and all other instruments executed in connection herewith shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly. In the event the holder hereof ever receives, collects or applies as interest, any sum in excess of the maximum permitted by applicable law, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, in the inverse order of maturity, and not to interest, and if this Note is paid in full, any remaining excess shall be refunded to the Undersigned. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum permitted by applicable law, the Undersigned and the holder hereof shall, to the maximum extent permitted under applicable law: (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire term of this Note (including any renewals or extensions) so that the interest rate is uniform throughout the entire term of this Note and does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between the Undersigned and the holder hereof.
     This Note is executed and delivered in the State of Texas and intended to be performed in Dallas County, Texas, and except to the extent that the laws of the United States of America may pre-empt or govern the terms hereof, this Note shall be governed by and construed in accordance with the laws of the State of Texas; and the Undersigned irrevocably agrees that in the event of any dispute involving this Note or any other instruments executed in connection herewith, venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.
     This Note and all the covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective heirs, devisees, legal and personal representatives, successors and assigns of the holder hereof and the Undersigned.
     THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT A-1

EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT A-1

     EXECUTED effective as of the date first written above.

TYLER TECHNOLOGIES, INC.
By:
Brian K. Miller,
Executive Vice President and Chief Financial Officer

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT A-1

EXHIBIT A-2
Form of Letter of Credit Facility Note
THIRD AMENDED AND RESTATED PROMISSORY NOTE
(Letter of Credit Facility)

$10,000,000	Dallas, Texas	October 19, 2009
     FOR VALUE RECEIVED, the undersigned, TYLER TECHNOLOGIES, INC., a Delaware corporation (the “Undersigned”), promises to pay to the order of BANK OF TEXAS, N.A., a national banking association, and any successors and assigns (the “Payee”), at 5956 Sherry Lane, Suite 1100, Dallas, Texas 75225, the principal sum of Ten Million and No/100 Dollars ($10,000,000) (or the unpaid balance of all principal advanced under this Note, if that amount is less) together with interest on the unpaid principal balance of this Note from day to day outstanding, as hereinafter provided. All capitalized terms herein, unless otherwise defined, shall have the same definitions as those found in that certain Third Amended and Restated Credit Agreement by and between the Undersigned and Payee dated of even date herewith, as amended on the date hereof (as amended, the “Credit Agreement”). This Note amends and restates in its entirety that certain Second Amended and Restated Promissory Note (Letter of Credit Facility) (the “Existing Note”) dated October 20, 2008, executed by the Undersigned, payable to Bank of Texas, N.A. in the principal amount of $6,000,000.00, which amended and restated that certain Amended and Restated Promissory Note (Letter of Credit Facility) dated January 31, 2007, executed by the Undersigned, payable to Bank of Texas, N.A. in the principal amount of $10,000,000.00. All Liens securing the Existing Note are renewed and continued (and are not extinguished hereby) and secure this Note.
     This Note shall evidence the Undersigned’s indebtedness to Payee for Payee’s portion of the Letter of Credit Commitment, and advances made thereunder.
     The Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding, until maturity, at the interest rates as provided in, and pursuant to the terms of, the Credit Agreement.
     Interest and principal on this Note shall be due and payable as provided in the Credit Agreement. The final principal payment and any unpaid interest owing hereunder shall be due and payable in full on the Maturity Date. The principal balance hereof may be, and shall be required to be, prepaid as provided in the Credit Agreement.
     This Note is a revolving promissory note; therefore, amounts advanced hereunder may be repaid, readvanced and repaid pursuant to the terms set forth in the Credit Agreement.
     At the option of the holder of this Note the entire principal balance and accrued interest owing hereon shall become due and payable without further demand upon the occurrence at any time of any Event of Default under the Credit Agreement.

     Except as otherwise set forth in this Note or the Credit Agreement, the Undersigned waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notice of any kind, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and consents to all extensions which from time to time may be granted by the holder hereof and to all partial payments hereon, whether before or after maturity.
     If this Note is not paid when due, whether at maturity or by acceleration or otherwise, or if it is collected through a bankruptcy, probate or other judicial or administrative proceeding, whether before or after maturity, the Undersigned agrees to pay all reasonable costs of collection, including, but not limited to, reasonable attorneys’ fees, incurred by the holder hereof.
     Any provisions herein, or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, the holder hereof shall in no event charge or be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that the holder hereof shall be paid, as interest, a sum greater than the maximum permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note. If any construction of this Note, or any and all other papers, agreements or commitments, indicates a different right given to the holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording, which this clause shall override and control; it being the intention of the parties that this Note and all other instruments executed in connection herewith shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly. In the event the holder hereof ever receives, collects or applies as interest, any sum in excess of the maximum permitted by applicable law, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, in the inverse order of maturity, and not to interest, and if this Note is paid in full, any remaining excess shall be refunded to the Undersigned. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum permitted by applicable law, the Undersigned and the holder hereof shall, to the maximum extent permitted under applicable law: (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire term of this Note (including any renewals or extensions) so that the interest rate is uniform throughout the entire term of this Note and does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between the Undersigned and the holder hereof.
     This Note is executed and delivered in the State of Texas and intended to be performed in Dallas County, Texas, and except to the extent that the laws of the United States of America may pre-empt or govern the terms hereof, this Note shall be governed by and construed in accordance with the laws of the State of Texas; and the Undersigned irrevocably agrees that in the event of any dispute involving this Note or any other instruments executed in connection herewith, venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.
     This Note and all the covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective heirs, devisees, legal and personal representatives, successors and assigns of the holder hereof and the Undersigned.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT A-1

     THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT A-1

     EXECUTED effective as of the date first written above.

TYLER TECHNOLOGIES, INC.
By:
Brian K. Miller,
Executive Vice President and Chief Financial Officer

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT A-1

EXHIBIT B-1
Notice of Borrowing
     This Notice of Borrowing is being delivered by TYLER TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), as borrower under that certain Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of October 19, 2009, executed by Borrower and Bank of Texas, N.A., a national banking association (the “Lender”). Unless defined herein or indicated otherwise, each capitalized term used herein shall have the meaning given to such term in the Credit Agreement.
     1. Borrower hereby requests an Advance in an amount equal to $                     to be funded on                     . Borrower represents and warrants to Lender that the Advance herein requested does not exceed the amount which Borrower is entitled to receive pursuant to Section 2.1 (or any other provision) of the Credit Agreement.
     2. Borrower requests that of the Advance requested hereby, $                     bear interest based at the Base Rate and $                     bear interest based at the Adjusted LIBOR Rate. With respect to the LIBOR Rate Portion, the Rate Period shall be ___ month(s), with the first day of the Rate Period being the date on which the LIBOR Rate Portion is funded.
     3. Borrower hereby certifies, represents and warrants to Lender that:
     (b) This Request for Advance has been duly authorized by all necessary action on the part of Borrower.
     (c) The representations and warranties contained in the Credit Agreement and the other Loan Documents remain true and correct in all material respects on and as of the date hereof (except to the extent any representation or warranty is made as of a particular date) with the same force and effect as though made on the date hereof.
     (d) No Default or Event of Default has occurred and is continuing, and the making of the Advance requested hereby shall not constitute a Default or Event of Default.
     (e) Borrower has performed and complied in all material respects with all agreements and conditions in the Credit Agreement and the other Loan Documents required to be performed or complied with by such Borrower on or prior to the date hereof, and each of the conditions precedent contained in the Credit Agreement applicable to the Advance requested hereby has been satisfied.
     (f) The proceeds of the Advance requested will not be used in violation of any provision of the Credit Agreement or any other Loan Document.
     4. Borrower acknowledges and agrees that the making of the Advance requested hereby shall not constitute a waiver of any condition precedent to the obligation of Lender to make further Advances.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT B-1

     EXECUTED as of                     , 20___.

AUTHORIZED OFFICER: TYLER TECHNOLOGIES, INC., a Delaware corporation
By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT B-1

EXHIBIT B-2
Letter of Credit Application
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT B-2

EXHIBIT C
Notice of Rate Change/Continuation
     This Notice of Rate Change/Continuation (the “Notice”) is being delivered by TYLER TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), as borrower under that certain Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of October 19, 2009, executed by Borrower, and Bank of Texas, N.A., a national banking association (the “Lender”). Unless defined herein or indicated otherwise, each capitalized term used herein shall have the meaning given to such term in the Credit Agreement.
     1. Interest Rate Change
Pursuant to Section 3.1(b) of the Credit Agreement, Borrower hereby elects to change the interest rates applying to the portions of the Loan listed below. Borrower provides the following information: (a) Amount of Loan to be affected, (b) date on which the current interest rate applicable to the affected portion of the Loan became effected, (c) Type of interest rate currently applied (LIBOR or Base Rate), (d) interest rate currently applicable to such portion, (e) Type of interest rate to be applied from the effective date of this Notice (LIBOR or Base Rate), and (f) if a LIBOR Portion is requested, the requested Rate Period.

				Type of Interest to	Requested Rate
Amount	Date	Type (current)	Rate (current)	be Applied	Period

     2. Continuation of LIBOR Rate Portion
Pursuant to Section 3.1(b) of the Credit Agreement, Borrower hereby elects to continue the outstanding principal balances of the below listed LIBOR Rate Portions as such LIBOR Rate Portions. Borrower provides the following information: (a) The principal amount of such LIBOR Rate Portion to remain outstanding, (b) first date of the current Rate Period, (c) current Rate Period, and (d) requested Rate Period

Amount to Remain			Requested Rate
Outstanding	Date	Current Rate Period	Period

     3. Borrower requests this rate change or continuation to be effective as of the     day of                     ,            (the “Conversion/Continuation Date”). Each rate so specified
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT C

shall become effective on the Conversion/Continuation Date and remain in effect until the expiration of the applicable Rate Period.
     4. Borrower hereby certifies, represents and warrants to Lender that:
     5. This Notice has been duly authorized by all necessary action on the part of Borrower.
     6. Borrower has performed and complied in all material respects with all agreements and conditions in the Credit Agreement and the other Loan Documents required to be performed or complied with by such Borrower on or prior to the date hereof.
     7. This Notice is irrevocable.
     EXECUTED as of                     , 20     .

AUTHORIZED OFFICER: TYLER TECHNOLOGIES, INC., a Delaware corporation
By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT C

EXHIBIT D
Compliance Certificate
     This Compliance Certificate is furnished pursuant to that certain Third Amended and Restated Credit Agreement dated as of October 19, 2009 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among TYLER TECHNOLOGIES, INC. (the “Borrower”), Bank of Texas, N.A., a national banking association (the “Lender”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES TO LENDER THAT:
     1. I am the duly elected                      of the Borrower;
     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
     3. The reviews described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement as of the            ended           , all of which data and computations are true, complete and correct in all material respects, and are based upon and derived from the financial statements for the                 ended                      concurrently being furnished by Borrower pursuant to Section 8.1 of the Credit Agreement prepared in accordance with GAAP.
     5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, and the other Loan Documents and the status of compliance.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT D

     The foregoing certifications are made and delivered this            day of                     ,           .

TYLER TECHNOLOGIES, INC., a Delaware corporation
By:
Name:
Title:

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT D

SCHEDULE I
TO
COMPLIANCE CERTIFICATE
Compliance as of                     , ___with
Section 9.9 of the Credit Agreement
1. Section 9.9(a) — Funded Debt to EBITDA

(a) Outstanding liabilities for borrowed money and other interest bearing liabilities	$

(b) Unfunded commitments under outstanding letters of credit (excluding cash collateralized letters of credit)	$

(c) Funded Debt (sum of (a) + (b))	$

(d) Consolidated net income for the two fiscal quarters ended [quarter for which Compliance Certificate is being furnished]	$

(e) Income from discontinued operations and extraordinary items for the two fiscal quarters ended [quarter for which Compliance Certificate is being furnished]	$

(f) Loss from discontinued operations and extraordinary items for the two fiscal quarters ended [quarter for which Compliance Certificate is being furnished]	$

(g) The following, each for the two fiscal quarters ended [quarter for which Compliance Certificate is being furnished], as deducted in determining consolidated net income for such period:

(i) Income Taxes	$

(ii) Depreciation	$

(iii) Amortization	$

(iv) Interest expense	$

(v) Other non-cash expenses	$	$

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT D

(h) EBITDA for the two fiscal quarters ended [quarter for which Compliance Certificate is being furnished] (sum of (d) + (f) +(g) minus (e))	$

(i) EBITDA, multiplied by two (2) [(h), multiplied by two (2)]	$

(j) Cash paid for taxes during the two fiscal quarters ended, multiplied by two [quarter for which Compliance Certificate is being furnished]	$

(k) Cash paid for Capital Expenditures (as defined in the Credit Agreement) during the two fiscal quarters ended, multiplied by two [quarter for which Compliance Certificate is being furnished]	$

(l) Remainder derived by subtracting from (i) the sum of (j)+(k)	$

(m) Ratio of Funded Debt to EBITDA ((c) divided by (l))

Borrower is in compliance with Section 9.9(a) of the Credit Agreement if line (m) is equal to less than 1.5.
2. Section 9.9(b) — Fixed Charge Coverage

(a) EBITDA for the two fiscal quarters ended, multiplied by two (2) [quarter for which Compliance Certificate is being furnished] (line (i) from Section 1 preceding)	$

(b) Cash paid for taxes during the two fiscal quarters ended multiplied by two [quarter for which Compliance Certificate is being furnished]	$

(c) Cash paid for Capital Expenditures (as defined in the Credit Agreement) during the two fiscal quarters ended, multiplied by two [quarter for which Compliance Certificate is being furnished]	$

(d) Remainder derived by subtracting from (a) the sum of (b)+(c)	$

(e) Current Maturities (as defined in the Credit Agreement) as of the last day of the four fiscal quarters ended [quarter for which Compliance Certificate is being furnished]	$

THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT D

(f) Interest Expense (as defined in the Credit Agreement) as of the last day of the two fiscal quarters ended, multiplied by two [quarter for which Compliance Certificate is being furnished]	$

(g) Current maturities of Capitalized Lease Obligations (as defined in the Credit Agreement), without duplication of interest expense included in (f), as of the last day of the four fiscal quarters ended [quarter for which Compliance Certificate is being furnished]
$

(h) The sum of (e)+(f)+(g)	$

(i) Fixed Charge Coverage (line (d) divided by line (h)	$

Borrower is in compliance with Section 9.9(b) of the Credit Agreement if line (i) is equal to or greater than 2.0.
3. Section 9.5 — Dividends 9(b) — Fiscal Year 2009

(a) Dollar amount of Borrower’s stock repurchased by Borrower from October 19, 2009 until the end of Borrower’s fiscal year 2009	$

Borrower is in compliance with Section 9.5 of the Credit Agreement for Borrower’s fiscal year 2009 if line (a) is less than or equal to $5,000,000.
1. Section 9.5 — Dividends 9(b) — Fiscal Year 2010 and after
For Reporting Period ended 3/31/2010:

(a) Borrower’s Initial $15,000,000 for Stock Repurchases		$15,000,000

(b) Borrower’s Net Cash Position at 12/31/2009 (not to exceed $15,000,000)	$

(c) Total amount available for Stock Repurchases during this Reporting Period [line (a) plus line (b)]	$

(d) Total amount of stock repurchased this Reporting Period	$

At 3/31/2010, Borrower is in compliance if line (d) is less than or equal to line (c). In compliance?		Y/N
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT D

(e) Borrower’s Net Cash Position at 3/31/2010 (not to exceed $15,000,000)	$

(f) Remaining amount of stock available to be repurchased for the next reporting period [line (a) plus line (e) minus line (d)]	$

For Reporting Period ended 6/30/2010:

(g) Total amount of stock available to be repurchased during this Reporting Period [insert line (f)]	$

(h) Total amount of stock repurchased this Reporting Period	$

At 6/30/2010, Borrower is in compliance if line (h) is less than or equal to line (g). In compliance?		Y/N

(i) Borrower’s Net Cash Position at 6/30/2010 (not to exceed $15,000,000)	$

(j) Remaining amount of stock available to be repurchased or the next reporting period [line (a) plus line (i) minus line (d) minus line (h)]	$

For Reporting Period ended 9/30/2010:

(k) Total amount of stock available to be repurchased during this Reporting Period [insert line (j)]	$

(l) Total amount of stock repurchased the Reporting Period	$

At 9/30/2010, Borrower is in compliance if line (l) is less than or equal to line (k). In compliance?		Y/N
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT D

SCHEDULE II
TO
COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due
[For Compliance Certificate accompanying annual financial statements furnished under Section 8.1(a) of the Credit Agreement]:
Borrower’s consolidated financial statements for the fiscal year ended                     , required and furnished pursuant to Section 8.1(a) of the Credit Agreement are furnished concurrently with this Compliance Certificate, as follows:
(a)	Consolidated balance sheet.

(b)	Consolidated statements of income, retained earnings and cash flows.

(c)	Notes to consolidated financial statements.

(d)	Report and opinion of [Ernst & Young LLP]

(e)	Consolidating balance sheets and statements of income for the fiscal year ended _________ (each certified by an Authorized Officer of Borrower) for each of Borrower and the following Subsidiaries:
[For Compliance Certificate accompanying quarterly financial statements furnished under Section 8.1(b) of the Credit Agreement]:
Borrower’s consolidated financial statements (unaudited) for the fiscal quarter ended                      (certified by an Authorized Officer of Borrower), required and furnished pursuant to Section 8.1(b) of the Credit Agreement are furnished concurrently with this Compliance Certificate, as follows:
(a)	Consolidated balance sheet (unaudited).

(b)	Consolidated statement of income (unaudited).

(c)	Consolidated statement of cash flow (unaudited).
THIRD AMENDED AND RESTATED CREDIT AGREEMENT — EXHIBIT D